UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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FORWARD AIR CORPORATION
(Name of Registrant as Specified In Its Charter)

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April 9, 2021
Dear Fellow Shareholder:
On behalf of your Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). Due to public health concerns regarding the novel coronavirus (COVID-19) pandemic, the Annual Meeting will be held online via a live webcast, at 8:30 a.m. EDT, on Wednesday, May 19, 2021, at www.cesonlineservices.com/fwrd21_vm. To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/fwrd21_vm by 8:30 a.m., EDT, on Tuesday, May 18, 2021.

The attached Notice of 2021 Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the Annual Meeting. Also included are a proxy card and postage-paid return envelope.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please vote and submit your proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the proxy card in the postage-paid envelope provided.

If you attend the meeting and desire to vote virtually, you may do so even though you have previously submitted a proxy.

Your vote is extremely important.

I hope you will be able to join us, and we look forward to seeing you at the meeting.
Sincerely yours,
Thomas Schmitt
Chairman, President and CEO

FORWARD AIR CORPORATION
1915 Snapps Ferry Road, Building N
Greeneville, Tennessee 37745

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2021

To the Shareholders of Forward Air Corporation:
The 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Forward Air Corporation (the “Company”) will be held online via live webcast, at 8:30 a.m., EDT, on Wednesday, May 19, 2021, at www.cesonlineservices.com/fwrd21_vm. To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/fwrd21_vm by 8:30 a.m., EDT, on Tuesday, May 18, 2021.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. You will not be able to attend the Annual Meeting in person at a physical location.
The purposes of this meeting are:
1.    To elect as directors the thirteen nominees as set forth in the accompanying proxy statement with terms expiring at the 2022 Annual Meeting of Shareholders, or until their respective successors are elected and qualified;
2.    To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2021 fiscal year;
3.    To approve, on a non-binding, advisory basis, the compensation of the named executive officers (the “say on pay vote”); and
4.    To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
We emailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 on or about April 9, 2021.
Our Proxy Statement and Annual Report are available online at www.proxyvote.com.
We will make available a list of shareholders of record as of March 24, 2021, the record date for the Annual Meeting, for inspection by shareholders during normal business hours from April 8, 2021 until May 18, 2021 at the Company’s principal place of business, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting. Shareholders may access this list during the Annual Meeting at the virtual meeting.
Only holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on March 24, 2021 are entitled to notice of and to vote at the Annual Meeting. Our Board of Directors recommends a vote “FOR” each of the director nominees in proposal 1, and “FOR” proposals 2 and 3.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions.

By Order of the Board of Directors,

Greeneville, Tennessee April 9, 2021	Michael L. Hance Chief Legal Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2021.
The Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available free of charge, upon written request. Requests should be made in writing to Michael L. Hance, Secretary of the Company, at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, through the Investors — SEC Filings link on the Company’s website, www.forwardaircorp.com, as soon as reasonably practical after filing. The Company’s website and the information contained therein or connected thereto are not incorporated into this notice.

FORWARD AIR CORPORATION
1915 Snapps Ferry Road, Building N
Greeneville, Tennessee 37745
(423) 636-7000

PROXY STATEMENT
FOR
2021 ANNUAL MEETING OF SHAREHOLDERS

Questions and Answers about the Annual Meeting and Voting

1. WHY AM I RECEIVING THESE PROXY MATERIALS?

You are receiving these proxy materials because you held shares of the Company’s common stock on March 24, 2021, the record date (the “Record Date”) for the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) to be held online via a live webcast, at 8:30 a.m., EDT, on Wednesday, May 19, 2021, at www.cesonlineservices.com/fwrd21_vm. As a shareholder of record as of the Record Date, you are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/fwrd21_vm by 8:30 a.m., EDT, on Tuesday, May 18, 2021.

The proxy materials include our Notice of 2021 Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020. The proxy materials also include the proxy card for the Annual Meeting, which is being solicited on behalf of the Board of Directors of the Company (the “Board”). The proxy materials contain detailed information about the matters to be voted on at the Annual Meeting and provide updated information about the Company to assist you in making an informed decision when voting your shares.

The Company began furnishing the proxy materials to shareholders on or about April 9, 2021 and will bear the cost of soliciting proxies on behalf of the Company for the Annual Meeting.

2. WHO IS PARTICIPATING IN THIS SOLICITATION?

The Company has retained Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies and to verify certain records related to the solicitation subject to customary terms and conditions. The Company will bear the cost of soliciting proxies for the Annual Meeting. The Company will pay Innisfree a fee of $50,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Our officers and certain of our employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

3. WHO IS ENTITLED TO VOTE AT THE MEETING?

Owners of our common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting. Shares owned by you include shares you held on the Record Date (i) directly in your name as the shareholder of record (registered shareholder) and (ii) in the name of a broker, bank or other holder of record where the shares were held for you as the beneficial owner (in street name). Each share of common stock is entitled to one vote on each matter. As of the Record Date, there were 27,317,980 shares of our common stock outstanding and entitled to vote. There are no other voting securities of the Company entitled to vote at the Annual Meeting outstanding. A complete list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder during normal business hours from April 8, 2021 until May 18, 2021 at the Company’s principal place of business and at the Annual Meeting.

4. HOW DO I VOTE MY SHARES?

If you are a shareholder of record as of the Record Date, you may vote by any of the following methods:

•Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card.

• Voting by Internet. You may vote through the Internet by signing on to the website identified on your proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

• Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

• Voting at the Meeting. You may vote your shares by ballot at the Annual Meeting.

If your shares are held in street name, your broker or other nominee has enclosed a proxy card for you to use to direct it how to vote your shares and may also provide additional voting instructions. Please instruct your broker or other nominee how to vote your shares using the form of proxy card you received from it or otherwise in accordance with the voting instructions you receive. Please return your completed proxy card to your broker or other nominee or contact the person responsible for your account so that your vote can be counted. If your broker or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares at the meeting unless you follow the instructions below under “How do I obtain admission to the Annual Meeting?”.

5. CAN I REVOKE MY PROXY OR CHANGE MY VOTE?

Yes. You may revoke your proxy at any time prior to its exercise at the Annual Meeting unless you virtually attend the Annual Meeting. If you attend the Annual Meeting, you may change your vote at any time until the polls are closed at the Annual Meeting. You may change your vote by either: (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) whether made via the Internet, by telephone or by mail; (ii) if you are a shareholder of record, notifying the Corporate Secretary in writing at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745 that you want to revoke your earlier proxy; or (iii) if you are attending the Annual Meeting virtually and vote by ballot during the meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote by ballot during the Annual Meeting.

If you hold your shares in street name, you may change your vote by contacting your broker or other nominee and following their instructions.

6. HOW WILL MY SHARES BE VOTED IF I SUBMIT A PROXY CARD BUT DO NOT SPECIFY HOW I WANT TO VOTE?

If you sign your proxy card and return it without marking any voting instructions, your shares will be voted at the Annual Meeting or any adjournment or postponement thereof:

• “FOR” the election of all director nominees recommended by our Board (Proposal 1);

• “FOR” Proposals 2 and 3; and

• in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Despite this, our Board strongly urges you to mark your proxy card in accordance with our Board’s recommendations.

7. HAS THE COMPANY RECEIVED NOTICE FROM ONE OR MORE SHAREHOLDERS THAT THEY ARE INTENDING TO NOMINATE DIRECTOR CANDIDATES AT THE ANNUAL MEETING?

Ancora Merlin, LP, Ancora Merlin Institutional, LP, Ancora Catalyst, LP, Ancora Catalyst Institutional, LP, Ancora Catalyst SPV I LP – Series I, Ancora Catalyst SPV I LP – Series J, Ancora Catalyst SPV I LP – Series K, Ancora Catalyst SPV I LP – Series L, Ancora Catalyst SPV I SPC LTD. – Segregated Portfolio E, Ancora Alternatives LLC, Ancora Advisors, LLC, Ancora Family Wealth Advisors, LLC, The Ancora Group Inc., Inverness Holdings LLC, Ancora Holdings Inc. and Frederick DiSanto (collectively, the “Ancora Group”) had notified the Company of its intention to nominate a slate of nominees for election as directors at the Annual Meeting. However, the Ancora Group withdrew its nomination notice as part of a settlement with the Company. Please see “Corporate Governance – Resolution of Shareholder Nominations” on page 14 for further details.

8. HOW DO I OBTAIN ADMISSION TO THE ANNUAL MEETING?

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. You will not be able to attend the Annual Meeting in person at a physical location. In order to attend the virtual meeting, you will need to pre-register by 8:30 a.m., EDT, on Tuesday, May 18, 2021. To pre-register for the meeting, please follow these instructions:

Registered Shareholders

Shareholders of record as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/fwrd21_vm. Please have your proxy card, or Notice, containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 8:30 a.m., EDT, on Tuesday, May 18, 2021.

Beneficial Shareholders

Shareholders whose shares are held through a broker, bank or other nominee as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/fwrd21_vm.

Please have your Voting Instruction Form, Notice, or other communication from your broker, bank or other nominee containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 8:30 a.m., EDT, on Tuesday, May 18, 2021.

If you want to vote your shares of Company common stock held in street name at the virtual meeting, you must get a legal proxy in your name from the bank, broker or other nominee that holds your shares of stock, in PDF or image file format (.jpg, gif or png) and submit it with your vote.

Questions on How to Pre-register

If you have any questions or require any assistance with pre-registering, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders Call Toll-Free: 877-750-5837 Brokers Call Collect: 212-750-5833

9. WHAT CONSTITUTES A QUORUM AT THE ANNUAL MEETING?

A majority of the outstanding shares of the Company entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum, which is the minimum number of shares that must be present or represented by proxy at the meeting to transact business. Votes “FOR”, “AGAINST”, “WITHHOLD” and “ABSTAIN” will all be counted as present to determine whether a quorum has been established.

10. WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

Thirteen directors will be elected at the Annual Meeting. The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. Under the plurality voting standard, you may vote “FOR” or “WITHHOLD” authority to vote for each nominee.

In the event any director nominee, in an uncontested election, receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election, he or she shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days after the certification of the election results.

The ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2021 fiscal year, the say on pay vote and any other matter that properly comes before the Annual Meeting will be approved by a majority of the votes cast. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting for each of these proposals. Abstentions will have the same effect as votes cast “AGAINST” each such proposal, and broker non-votes will have no effect on the vote.

11. WHAT HAPPENS IF I HOLD SHARES IN STREET NAME AND DO NOT SUBMIT VOTING INSTRUCTIONS? WHAT IS A BROKER NON-VOTE?

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules that govern brokers who are voting with respect to shares held in street name, brokers ordinarily have the discretion to vote on “routine” matters (e.g., ratification of the selection of independent public accountants) but not on non-routine matters (e.g., election of directors and advisory votes on executive compensation).

12. WHO SHOULD I CONTACT IF I HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING MY SHARES, OR IF I NEED ADDITIONAL COPIES OF THE PROXY MATERIALS?

If you have any questions, please contact Innisfree toll-free at 877-750-5837. Banks and brokers may call collect at 212-750-5833.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Amended and Restated Bylaws (“Bylaws”) permit the Board to fix the size of the Board. At the date of this Proxy Statement, our Board is comprised of fifteen directors, fourteen of whom are non-employee directors.
The Board is committed to recruiting and nominating directors for election who will collectively provide the Board with the necessary diversity of experiences, skills and characteristics to enhance the Board’s ability to manage and direct the affairs and business of the Company and to make fully informed, comprehensive decisions. In recommending candidates for election to the Board, in the context of the perceived needs of the Board at that time, the Corporate Governance and Nominating Committee evaluates a candidate’s knowledge, experience, skills, expertise and diversity, and any other factors that the Corporate Governance and Nominating Committee deems relevant. In particular, the Board and the Corporate Governance and Nominating Committee believe that the Board should be comprised of a well-balanced group of individuals.

In 2021, the Corporate Governance and Nominating Committee unanimously recommended to the Board, and the Board unanimously approved, the nomination of Ronald W. Allen, Ana B. Amicarella, Valerie A. Bonebrake, C. Robert Campbell, R. Craig Carlock, G. Michael Lynch, George S. Mayes, Jr., Chitra Nayak, Scott M. Niswonger, Javier Polit, Richard H. Roberts, Thomas Schmitt and Laurie A. Tucker, each to hold office until the 2022 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. Each nominee has consented to serve if elected. Messrs. Langley and West have determined not to stand for re-election to the Board.

Shareholder Vote Requirement

The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. Under the plurality voting standard, you may vote “FOR” or “WITHHOLD” authority to vote for each nominee. Votes to “WITHHOLD” with respect to any nominee and broker non-votes are not votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

In the event any director nominee receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election, he or she shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Recommendation of the Board

Our Board recommends that shareholders vote “FOR” the thirteen nominees recommended by the Board.

Director Nominees

The following persons are our Board’s nominees for election to serve as directors. All of the nominees are directors that were elected at the 2020 Annual Meeting of Shareholders, except for George S. Mayes, Chitra Nayak, Scott M. Niswonger, Javier Polit and Richard H. Roberts. There are no family relationships between any of the director nominees. Certain information relating to our Board’s nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.

Our Board has determined that all of its nominees are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the background skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

RONALD W. ALLEN	Director since 2014 and from 2011 to 2013 Age 79

Mr. Allen retired as the Chairman of the Board, President and Chief Executive Officer of Delta Air Lines, Inc. (“Delta”) in July 1997. From July 1997 through July 2005, Mr. Allen was a consultant to and Advisory Director of Delta. He served as Chairman of the Board, President and Chief Executive Officer of Aaron’s, Inc. (“Aaron’s”), a leading lease-to-own company for furniture, appliances and electronics, from November 2012 to April 2014, continuing in the role of Chief Executive Officer until his retirement in August 2014. Previously, he served as President and Chief Executive Officer of Aaron’s from February 2012 to November 2012. Mr. Allen was a Director of The Coca-Cola Company from 1991 to April 2020. In addition, he was a Director of Aircastle Limited from 2006 to March 2020. He previously served as a Director of Interstate Hotels & Resorts, Inc. from 2006 to 2010 and Guided Therapeutics Inc. from 2008 to 2014.

Qualifications. The Board believes Mr. Allen brings a significant depth of senior leadership and governance experience to the Board. The Board believes that Mr. Allen utilizes that experience in his service on the Corporate Governance and Nominating Committee.

ANA B. AMICARELLA	Director since 2017 Age 55
Ms. Amicarella is the Chief Executive Officer of EthosEnergy, an independent service provider of rotating equipment services and solutions to the global power, oil and gas and industrial markets. Prior to joining EthosEnergy in December 2019, Ms. Amicarella served as Managing Director for the Latin America business of Aggreko PLC, a rental business of mobile power plants and temperature control solutions, after serving as Vice President of various business units from 2011 to April 2019. Previously, she was general manager of GE Oil & Gas Services for North America. Ms. Amicarella began her career as a field engineer with GE in 1988, and during her tenure, she served in various professional capacities within the areas of services, sales, strategy and P&L leadership. Ms. Amicarella was elected to the board of Warrior Met Coal, Inc. in August 2018 and serves as a member of its audit, nominating and governance, and environmental health and safety committees. Ms. Amicarella received a B.S. in electrical engineering from The Ohio State University and an MBA from Oakland University. She competed in the 1984 Olympics in synchronized swimming for Venezuela and was an All-American while at The Ohio State University.

Qualifications. The Board believes that Ms. Amicarella’s extensive business, prior management experience and diversity, including her Hispanic background brings sound guidance to our Board. The Board believes that Ms. Amicarella utilizes that experience in her service as a member of both the Audit Committee and the Corporate Governance and Nominating Committee.

VALERIE A. BONEBRAKE	Director since 2018 Age 69

Ms. Bonebrake retired as a Senior Vice President of Tompkins International, a global supply chain consulting firm, in March 2018 and has more than 30 years of industry experience in logistics services. In her role at Tompkins, she consulted with an array of companies and industries in North America and across the globe. Prior to joining Tompkins in 2009, she was the Executive Vice President, COO North America, and a cofounder of the YRC Worldwide subsidiary, Meridian IQ (now Noatum Logistics), a global third-party logistics company. Ms. Bonebrake spent 19 years at Ryder System, Inc. in various leadership roles of increasing responsibility in the company’s supply chain solutions segment. She also has been recognized by Ingram Magazine as one of the Top Ten Female Executives in Kansas, and was a 2010 recipient of Supply & Demand Chain Executive’s Pros to Know award. She holds a M.S. in International Logistics from the Georgia Institute of Technology. Ms. Bonebrake has served from 2018 to present as a member of the Board for UC San Diego Rady School of Management, Institute for Supply Excellence and Innovation (ISEI).

Qualifications. The Board believes that Ms. Bonebrake contributes strategic insight to our Board based on her extensive experience in the transportation industry. The Board believes that Ms. Bonebrake utilizes that experience in her service as a member of the Audit Committee.

C. ROBERT CAMPBELL	Director since 2005 Age 76

Mr. Campbell served as the Company’s Lead Independent Director from May 2014 to May 2019 and he previously served as Chairman of the Audit Committee and the Compensation Committee. He has been a Director for MasTec, Inc., an infrastructure construction services provider, since September 2016. Mr. Campbell has served as MasTec’s Audit Committee Chairman since July 2019 and he serves on its Finance and Mergers and Acquisitions Committee. Mr. Campbell was a Director for Pernix, Inc., a global construction company, from January 2014 to June 2018. At Pernix, he served as Vice Chairman, Lead Director and Chairman of the Audit Committee. Mr. Campbell has over 25 years of senior financial management experience including being Chief Financial Officer of three different public companies. Mr. Campbell served as Executive Vice President and Chief Financial Officer of MasTec, Inc. from October 2004 until December 2013. From January 2002 to October 2004, Mr. Campbell was Executive Vice President and Chief Financial Officer for TIMCO Aviation Services, Inc. Mr. Campbell was the President and Chief Executive Officer of BAX Global, Inc., a global freight and logistics company, from April 1998 to June 2000. He served as Executive Vice President-Finance and Chief Financial Officer for Advantica Restaurant Group, Inc. from March 1995 to March 1998. Also, Mr. Campbell worked for Ryder System, Inc., a transportation and logistics company, for over 20 years including serving as its Executive Vice President, Human Resources and Administration, and for 10 years as Executive Vice President and Chief Financial Officer for its Vehicle Leasing and Services Division. Mr. Campbell is a Certified Public Accountant (Inactive).

Qualifications. The Board believes that Mr. Campbell brings to the Board a tremendous amount of industry-related knowledge and experience in a multitude of areas, including accounting, finance, operations, sales and marketing, technology, organizational development and mergers and acquisitions. He has served in executive leadership capacities with public transportation and logistics companies and as Chief Financial Officer for three publicly-traded companies and as a director for two other public companies. The Board believes that Mr. Campbell utilizes that experience in his service as a member of the Compensation Committee.

R. CRAIG CARLOCK	Director since 2015 Age 54

Mr. Carlock has served as the Company’s Lead Independent Director since May 2019. He has served as the Chief Executive Officer and a director of Omega Sports, Inc. (“Omega”) since April 2017. Prior to Omega, he served as the President and Chief Executive Officer of The Fresh Market from January 2009 to January 2015 and as a member of its board of directors from June 2012 to January 2015. He began his career with The Fresh Market in 1999 and served in various capacities culminating with the position of President and Chief Executive Officer. During his time with The Fresh Market, Mr. Carlock served as its Executive Vice President and Chief Operating Officer as well as its Senior Vice President-Store Operations, Vice President-Merchandising and Marketing, and Director of Merchandising & Marketing Strategy. Prior to joining The Fresh Market, Mr. Carlock was Financial Manager, Fabric Care Category, at Procter & Gamble Company.

Qualifications. The Board believes that Mr. Carlock’s leadership experience is invaluable to management and the Board in, among other things, the areas of strategy, development and corporate governance. The Board believes that Mr. Carlock utilizes that experience in his service as Lead Independent Director and Chair of the Compensation Committee.

G. MICHAEL LYNCH	Director since 2005 Age 78

Mr. Lynch served as the Company’s Lead Independent Director from January 2009 to December 2011. He was Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation (“Federal-Mogul”) from July 2000 until March 2008. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was Vice President and Controller. Mr. Lynch also spent 29 years at Ford Motor Company (“Ford”), where his most recent position was Controller, Automotive Components Division, which ultimately became Visteon Corporation. While at Ford, Mr. Lynch held a number of varied financial assignments, including Executive Vice President and Chief Financial Officer of Ford New Holland. Mr. Lynch served as Director for Champion Enterprises, Inc. from March 2003 to March 2011, where he served as Chairman of its audit committee.

Qualifications. Mr. Lynch brings over 40 years’ experience of serving in key positions with Fortune 500 companies, and approximately 10 years’ experience serving as a director on public company boards. The Board believes that Mr. Lynch utilizes that experience in his service as Chairman of the Audit Committee.

GEORGE S. MAYES, JR.	Director since 2021 Age 62

Mr. Mayes serves as Founder and Chief Executive Officer for LeanVue, LLC, which provides strategic analysis for global supply chain design and strategy development for managing complex global supply webs. From 2013 to 2015, Mr. Mayes was Chief Operating Officer for Diebold, Inc., a global leader in automated teller machine manufacturing and service. He was selected to serve as interim Chief Executive Officer in 2013. From 2005 to 2012, Mr. Mayes held leadership roles in global operations and supply chain management at Diebold. Prior to that role, he was Chief Operating Officer for Tinnerman Palnut Engineered Products, LLC. He also served as Vice President of Manufacturing for Stanley Fastening Systems. Mr. Mayes is currently a board member for Stoneridge, Inc. Mr. Mayes served in the United States Army from 1980 to 1985. He holds a bachelor’s degree in Engineering from the United States Military Academy at West Point.

Qualifications. The Company believes that Mr. Mayes provides in-depth knowledge of operations, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience.

CHITRA NAYAK	Director since 2021 Age 58

Ms. Nayak has more than 25 years of professional experience in Go-To-Market, general management and operations leadership roles at various companies. She currently serves as a board member at Invitae, a public high-growth genetics testing company, at Morneau Shepell, a tech-enabled HR services company, at Intercom, a messaging platform company, and at Infosys, a digital services and consulting company. She also advises startups on Go-To-Market. Most recently, Ms. Nayak was Chief Operating Officer running Go-To-Market at Comfy, a real-estate tech startup. Prior to that role, she was Chief Operating Officer at Funding Circle, an online SMB lending marketplace. From 2007 to 2015, she served as Chief Operating Officer, Platform and SVP, Global Sales Development at Salesforce.com. Ms. Nayak has also held leadership roles at AAA, Charles Schwab and the Boston Consulting Group. Ms. Nayak has a passion for empowering women in the workplace. She is the cofounder of Neythri.org, which supports South Asian professional women. She was the cofounder of the Salesforce Women’s Network initiative and she co-created and taught an MBA class, “Women in Leadership”, at California State

University, East Bay. She writes extensively about leadership, about how to grow companies and about women in the workplace on LinkedIn. Ms. Nayak holds an MBA in General Management from Harvard Business School, an MS in Environmental Engineering from Cornell University and a BS in Engineering from the Indian Institute of Technology.

Qualifications. Ms. Nayak brings strong operational skills, commercial capability, a track record of innovation and strategic leadership that the Board believes will provide valuable insights into, among other things, the Company’s development and implementation of its strategic plan.

SCOTT M. NISWONGER	Director since 2021 Age 73

Mr. Niswonger has a storied career in supply chain management and logistics. Mr. Niswonger founded Forward Air Corporation in 1990, which operated as the sister company of Landair Transport, Inc., a trucking, warehousing and supply chain management company that he founded in 1981. The companies were separated into two public entities in 1998. Mr. Niswonger retired as Chairman of Landair when it was acquired by Covenant Transportation Group, Inc. in 2018, a role he held since 1981. Mr. Niswonger served as Chief Executive Officer of Landair from 1981 to 2003. He also served as Chairman and Chief Executive Officer of Forward Air from 1990 to 2003 and 2005. Prior to that, Mr. Niswonger served as Vice President of Flying Tiger Lines Inc., a global cargo airline from 1984 to 1986. Mr. Niswonger has served as independent director and member of the Nominating & Corporate Governance and Executive & Risk Committees of First Horizon National Corp. from 2011 to 2020. Mr. Niswonger also served on the Board of Directors of People’s Community Bank from 2003 to 2005. Mr. Niswonger is President and Founder of the Niswonger Foundation, a non-profit organization providing educational programs, scholarships and other charitable activities, and is the lead benefactor for the Niswonger Children’s Hospital. Mr. Niswonger holds a BSBA from Tusculum University, and an AD in Aviation Technology and an Honorary Doctorate in Technology from Purdue University. He is a certified airline transport pilot.

Qualifications. Mr. Niswonger brings to the Board considerable public company leadership experience both in management and the boardroom, and extensive experience in matters affecting both public and private companies, including sales, marketing and logistics, finance and accounting, employee matters, mergers and acquisitions, risk assessment, civic affairs and government relations, corporate governance and securities markets and compliance.

JAVIER POLIT	Director since 2021 Age 56

Mr. Polit is an experienced Fortune 100 Chief Information Officer, with extensive experience across consumer goods, retail and financial services. Mr. Polit currently serves as Chief Information and Integrated Business Services Officer for Mondelez International (formerly Kraft Foods). From 2017 to 2020, he was Chief Information Officer for Procter & Gamble Company. Prior to that role, he served as Group Chief Information Officer for Coca Cola Bottling from 2007 to 2017 and as Global Director Customer Solutions, Business Intelligence and Distributions for the Coca Cola Company from 2003 to 2007. Mr. Polit was also Vice President, Global Corporate Systems for Office Depot and Vice President Information Technology for NationsBank NA. Mr. Polit is a member of the University of Miami Presidents Advisory Board and the Professional Advisory Board of ALSAC/St. Jude Children’s Research Hospital. Mr. Polit is a graduate of the Advanced Management program at Harvard Business School. He holds a Master of Science from Barry University, a Masters of International Management from Budapest University of Technology and Economics and a Masters in International Business Management from TiasNimbas Business School. He also holds an MBA from Purdue University and a bachelor’s degree in Business Administration from the University of Miami.

Qualifications. The Board believes that Mr. Polit brings deep B2B technology expertise including cybersecurity, data, digitization across multiple industries and complex organizations. He has helped drive digital transformation in large scale and has operated at the highest levels of Fortune 100 global companies where he contributed to technology strategy.

RICHARD H. ROBERTS	Director since 2021 Age 66

Mr. Roberts has served as a director of Miller Industries, Inc., since April 1994. In January 2011, Mr. Roberts was appointed to the position of Commissioner of the Department of Revenue of the State of Tennessee and served as Commissioner until December 2016. As Commissioner, Mr. Roberts streamlined the department’s operations, and initiated and oversaw the selection and implementation of a new comprehensive tax collection system. Mr. Roberts served as Senior Vice President and Secretary of Landair Transport, Inc. from July 1994 to April 2003, while serving as Senior Vice President, General Counsel and Secretary of Forward Air Corporation during the same time period. From May 1995 until May 2002, Mr. Roberts served as a director of Forward Air Corporation. Mr. Roberts also was a director of Landair Corporation from September 1998 until February 2003. Mr. Roberts entered the private practice of law in 1985 with Baker, Worthington, Crossley and Stansberry, located in Washington, D.C. and Nashville, Tennessee.

Qualifications. Mr. Roberts brings a thorough and insightful perspective to a wide range of financial, regulatory and risk management issues.

THOMAS SCHMITT	Director since 2018 Age 56

Mr. Schmitt leads Forward Air Corporation, serving as President, CEO and Director since September 2018 and Chairman since May 2019. Prior to joining Forward Air, Mr. Schmitt served as Management Board Member and Chief Commercial Officer for DB Schenker, a $20 billion global logistics company, from June 2015 to July 2018. Mr. Schmitt has extensive experience in global logistics and executive management for public and private companies. He was President, CEO and Director of Aqua Terra, Canada’s leading provider of natural spring water, from January 2013 to April 2015 and President, CEO and Director of Purolator, Canada’s top parcel and freight transportation company, from 2010 to 2012. Prior to joining Purolator, Mr. Schmitt spent 12 years at FedEx in Memphis, TN, where he served as CEO of FedEx Supply Chain and Senior Vice President of FedEx Solutions. He also held senior roles at McKinsey & Company prior to his time at FedEx. Mr. Schmitt has been a Non-Executive Director of the Ferguson plc board since February 2019 and also served on the board of directors of Zooplus AG from June 2013 to May 2016. He also is a published author. Together with Arnold Perl, Mr. Schmitt wrote “Simple Solutions,” a leadership book published by Wiley & Sons. Mr. Schmitt holds an MBA as a Baker Scholar from Harvard Business School and received his bachelor’s degree in European Business Administration from Middlesex University in London.

Qualifications. Mr. Schmitt’s extensive experience in senior leadership positions at large national and global logistics companies as well as his position as the Company’s Chief Executive Officer provide the Board with significant insight into the Company’s strategy and operations.

LAURIE A. TUCKER	Director since 2019 Age 64

Ms. Tucker has served as the Founder and Chief Strategy Officer of Calade Partners LLC, a marketing consultancy firm, since January 2014. She previously served as the Senior Vice President, Corporate Marketing of FedEx Services, Inc. (“FedEx”), a subsidiary of FedEx Corporation, from 2000 until she retired in December 2013. She was employed by FedEx in various capacities of increasing experience and responsibilities since 1978. Ms. Tucker has served as a director of publicly traded companies, such as, Alliance Data Systems, since May 2015 and

Iron Mountain Incorporated from May 2007 to May 2014. Ms. Tucker holds a B.B.A. in Accountancy and an M.B.A. in Finance from the University of Memphis.

Qualifications. Ms. Tucker’s 35 years of experience at FedEx provides the Board with valuable insight with respect to corporate marketing strategies and large-scale operations. The Board believes that her experience overseeing finance, pricing, technology and customer technology will benefit her as the Chair of the Corporate Governance and Nominating Committee and on the Audit Committee.

CORPORATE GOVERNANCE
Independent Directors
The Company’s common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”). Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in Nasdaq Marketplace Rule 5605. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that fourteen of the Company’s fifteen current directors are “independent directors” on the basis of Nasdaq’s standards and a review of each director’s responses to questionnaires asking about any material relationships or affiliations with us.

The independent directors and director nominees are Ronald W. Allen, Ana B. Amicarella, Valerie A. Bonebrake, C. Robert Campbell, R. Craig Carlock, G. Michael Lynch, George S. Mayes, Jr., Chitra Nayak, Scott M. Niswonger, Javier Polit, Richard H. Roberts and Laurie A. Tucker. Thomas Schmitt is our CEO and is therefore not independent. Messrs. Langley and West who were Board members during 2020 and will continue as directors until the Annual Meeting, are also considered independent.

The Board has adopted Corporate Governance Guidelines that give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term shareholder value. The topics addressed in our Corporate Governance Guidelines include:

•Chairman and Lead Independent Director;

•Independence of the Board;

•New directors, Board membership criteria and role of the Board;

•Committees of the Board and related matters;

•Director orientation and continuing education;

•Independent director stock ownership guidelines;

•Self-evaluation by the Board;

•Director change in status and resignation policy in uncontested elections;

•Leadership development and succession planning; and

•Shareholder communications with the Board.
The Company’s Corporate Governance Guidelines are available through the Governance link on the Company’s Investors website, which can be accessed at www.forwardaircorp.com. The Company’s website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.
Independent Director Meetings
Pursuant to the Company’s Corporate Governance Guidelines, the Company’s independent directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The

Lead Independent Director presides at such executive sessions or, in his or her absence, an independent director designated by such Lead Independent Director.
Interested parties who wish to communicate with the Chairman of the Board, Lead Independent Director, or the independent directors as a group should follow the procedures found below under “Shareholder Communications.”
Director Nominating Process
Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by writing to the Corporate Secretary at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested.
All recommendations should include the written consent of the nominee to be nominated for election to the Board. To be considered, the Company must receive recommendations at least 90 calendar days but not more than 120 calendar days prior to the one-year anniversary of the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2022 Annual Meeting of Shareholders, recommendations can be submitted no earlier than January 19, 2022 and the deadline to receive nominations is February 18, 2022. All recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.
The Corporate Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors in the context of the perceived needs of the Board at that time, the possession of such knowledge, experience, skills, expertise and diversity to enhance the Board’s ability to manage and direct the affairs and business of the Company.
The Board has established the following process for the identification and selection of candidates for director. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and Lead Independent Director, if any, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Corporate Governance and Nominating Committee determines that adding a new director is advisable, the Corporate Governance and Nominating Committee initiates the search, working with other directors and management and, if appropriate or necessary, a third-party search firm that specializes in identifying director candidates.
The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Corporate Governance and Nominating Committee, and it shall evaluate the candidates based on the needs of the Board at that time and the candidates’ knowledge, experience, skills, expertise and diversity, as set forth in the Company’s Corporate Governance Guidelines. In particular, the Board and the Corporate Governance and Nominating Committee believe that the Board should be comprised of a well-balanced group of individuals. The Board believes that having diversity of knowledge, experience, skills and expertise among its members enhances the Board’s ability to make fully informed, comprehensive decisions.
The Corporate Governance and Nominating Committee also believes that diversity of race, ethnicity and gender are important factors in evaluating candidates for nominees. Accordingly, the Board is committed to including diverse individuals, including women and people of color in each candidate pool from which non-management director nominees are selected. To that end, since July 2017, the Board has added Ana B. Amicarella, who identifies as Hispanic, Valerie A. Bonebrake (January 2018), George S. Mayes, Jr., who identifies as African American (March 2021), Chitra Nayak, who identifies as Indian (March 2021), Javier Polit, who identifies as Hispanic (March 2021), and Laurie A. Tucker (October 2019).

Post Annual Meeting

Gender Diversity	Overall Diversity
31% female	46% diversity of gender and ethnicity
Male	African American

Female	Hispanic

Indian

Female
Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Corporate Governance and Nominating Committee, another director, Company management, a search firm or another third party, except that in the case of shareholder recommendations, the Corporate Governance and Nominating Committee may also take into consideration the number of shares of Company stock held by the recommending shareholder and the length of time that such shares have been held. The Corporate Governance and Nominating Committee will submit its director candidate(s) recommendation to the Board for approval and recommendation to the shareholders.
Annual Performance Evaluations
The Company’s Corporate Governance Guidelines provide that the Board shall conduct an annual evaluation to determine, among other matters, whether the Board and the committees are functioning effectively. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Corporate Governance and Nominating Committee is responsible for overseeing this self-evaluation process. The Board also conducts Board evaluations. In 2020, the Board conducted its self-evaluation and a Lead Independent Director evaluation.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that applies to all Company employees, officers and directors, which is available through the governance link on the Company’s Investors website, which can be accessed at www.forwardaircorp.com. The Company’s website and the information contained therein or connected thereto are not incorporated into this Proxy Statement. The Code of Business Conduct and Ethics complies with Nasdaq and SEC requirements. The Company will also mail the Code of Business Conduct and Ethics to any shareholder who requests a copy. Requests may be made by contacting the Secretary as described below under “Shareholder Communications.”
Resolution of Shareholder Nominations
On March 15, 2021, we entered into a Cooperation Agreement (the “Cooperation Agreement”) with the Ancora Group, pursuant to which we (i) increased the size of our Board to fifteen directors and (ii) appointed Scott M. Niswonger, Richard H. Roberts (together with Mr. Niswonger, the “Ancora Appointees”), George S. Mayes, Jr., Chitra Nayak and Javier Polit to our Board, with such appointments effective immediately. Also effective upon execution of the Cooperation Agreement, the Ancora Group withdrew its notice of intent to nominate director candidates for election to the Board at the Annual Meeting.
Board Attendance
The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2020, the Board held thirteen meetings. All of the incumbent directors who were on the Board during 2020 attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he or she served during 2020. All of the Board members at the time of the 2020 Annual Meeting of Shareholders attended the 2020 Annual Meeting of Shareholders.

Board Committees
The Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and an Executive Committee.
The charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, are available through the governance link on the Company’s Investors website, which can be accessed at www.forwardaircorp.com. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Additional information regarding the functions of the Board’s committees, the number of meetings held by each committee during 2020 and their present membership is set forth below.
The Board nominated each of the nominees for election as a director and each nominee currently is a director. Assuming election of all of the director nominees, the following is a list of persons who will constitute the Board following the Annual Meeting, including their current committee assignments.

Name	Audit	Compensation	Corporate Governance and Nominating	Executive
Thomas Schmitt, Chair				X
R. Craig Carlock, Lead Director		Chair		X
Ronald W. Allen			X
Ana B. Amicarella	X*		X
Valerie A. Bonebrake	X
C. Robert Campbell		X
G. Michael Lynch	Chair*
George S. Mayes, Jr.
Chitra Nayak
Scott M. Niswonger
Javier Polit
Richard H. Roberts
Laurie A. Tucker	X		Chair	X
Number of Meetings in 2020	4	5	3	—

*Audit Committee Financial Expert
Audit Committee. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee considers the impact of changing its current firm, is involved in selecting the lead partner, and considers the fee arrangement and scope of the audit. The Audit Committee also reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews the internal audit process and internal accounting procedures and financial controls with the Company’s financial and accounting staff. The Audit Committee may meet in executive session, without management present, on any matter it deems appropriate. In addition, the Audit Committee assists the Board in its oversight of the Company’s legal compliance, ethics and information system controls and security programs. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Report on pages 52-53 of this Proxy Statement and in the Audit Committee Charter.
The Board has determined that each member of the Audit Committee meets the independence requirements under Nasdaq listing standards and the enhanced independence standards for audit committee members required by the SEC. In addition, the Board has determined that each of Ana B. Amicarella and G. Michael Lynch of the Audit

Committee meet the definition of an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC.
Compensation Committee. The Compensation Committee is responsible for determining the overall compensation levels of the Company’s executive officers reviewing, approving and administering the Company’s employee incentive plans and other employee benefit plans. It also reviews, approves and make recommendations, as necessary, to the Board with respect to the Company’s policies and procedures relating to executive officer or director compensation, such as, any clawback policy, stock ownership guidelines, or pledging or hedging policy.
Additionally, it reviews and approves the Compensation Discussion and Analysis for inclusion in the proxy statement (see pages 25-41 of this Proxy Statement). Furthermore, the Compensation Committee oversees management succession planning along with the Corporate Governance and Nominating Committee.
In fulfilling its responsibilities, the Compensation Committee may delegate its responsibilities to a subcommittee consisting of members of the Compensation Committee and, to the extent not expressly reserved to the Compensation Committee by the Board or by applicable law, rule or regulation, to any other committee consisting entirely of independent directors. The Company’s Chief Executive Officer may not be present during deliberations or voting regarding his or her compensation. To the extent helpful to the work of the Compensation Committee, however, the Company’s Chief Executive Officer may be invited by the Compensation Committee to participate in discussion relating to his or her compensation that may precede further deliberation or voting.
The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant, to assist it during 2020. During the year, the consultant reviewed materials prepared by management and provided the Compensation Committee with information on compensation trends, best practices and changes in the regulatory environment, in addition to providing executive compensation benchmarking information. Meridian provided no services other than those related to executive and director pay and related governance.
The Board has determined that each member of the Compensation Committee is independent pursuant to Nasdaq listing standards, and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Compensation Committee, considering all relevant factors, including those set forth in Rule 10C-l(b)(4)(i) through (vi) under the Exchange Act and the Nasdaq listing standards, is not aware of any conflict of interest that has been raised by the work performed by Meridian.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending them to the Board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or shareholders. In addition, the Corporate Governance and Nominating Committee makes recommendations to the Board for Board committee assignments, develops and annually reviews the Company’s Corporate Governance Guidelines, and otherwise oversees corporate governance matters. The Corporate Governance and Nominating Committee is also responsible for overseeing the annual evaluation of the Board and for periodically reviewing and making recommendations to the Board regarding director compensation for the Board’s approval. The Corporate Governance and Nominating Committee also reviews the Company’s environmental, social and governmental policies, as well as manages sustainability-related risks and makes recommendations that it deems appropriate. Furthermore, the Corporate Governance and Nominating Committee oversees management succession planning along with the Compensation Committee. The Corporate Governance and Nominating Committee may meet in executive session, without management present, on any matter it deems appropriate.
A description of the Committee’s policy regarding director candidates nominated by shareholders appears in the section titled “Director Nominating Process” above. The Board has determined that each member of the Corporate Governance and Nominating Committee is independent pursuant to Nasdaq listing standards.

Executive Committee. The Executive Committee is authorized, to the extent permitted by law and the Bylaws, to act on behalf of the Board on all matters that may arise between regular meetings of the Board upon which the Board would be authorized to act, subject to certain materiality restrictions established by the Board. The Executive Committee did not act with respect to any matter during 2020.
Compensation Committee Interlocks and Insider Participations
During the fiscal year ended December 31, 2020, R. Craig Carlock, C. Robert Campbell, C. John Langley Jr. and W. Gilbert West served as members of the Compensation Committee. None of these directors was, during 2020, an officer or employee of our Company, or was formerly an officer of our Company. There were no transactions in 2020 between us and any directors who served as Compensation Committee members for any part of 2020 that would require disclosure by us under SEC rules requiring disclosure of certain relationships and related party transactions. During 2020, none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board. Accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2020.
Certain Relationships and Related Person Transactions
Cooperation Agreement. In connection with the Cooperation Agreement with the Ancora Group, the Company agreed to pay $400,000 to the Ancora Group to reimburse it for its documented out-of-pocket costs, fees and expenses incurred in connection with the Cooperation Agreement. Based on a report of Schedule 13D/A filed March 16, 2021 by the Ancora Group, the Ancora Group beneficially owns 6.4% of the common stock of the Company.
Review, Approval or Ratifications of Certain Relationships and Transactions with Related Persons. The Audit Committee of the Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Other than as provided in the Audit Committee Charter, the Company does not have a written policy governing related-person transactions. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are required to be disclosed in a company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:

•the nature of the related person’s interest in the transaction;

•the material terms of the transaction, including, without limitation, the amount and type of transaction;

•the importance of the transaction to the related person; and

•the importance of the transaction to the Company.
Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee when considering the transaction.

Based on information provided by the directors, director nominees and executive officers, and the Company’s legal department, other than the settlement with the Ancora Group, the Audit Committee determined that there are no related person transactions to be reported in this Proxy Statement.
Board Leadership Structure
In accordance with our Bylaws and Corporate Governance Guidelines, the Board is responsible for selecting the Chief Executive Officer and the Chairman of the Board, and both of these positions may be held by the same person or they may be held by two persons. The Company’s Corporate Governance Guidelines require the election, by the Board, of an independent lead director to serve during any period when there is no independent Chairman of the Board. R. Craig Carlock serves as Lead Independent Director and he has served in that capacity since May of 2019.
Other than a six-month period beginning in September 2018, during which our newly-appointed Chief Executive Officer, Thomas Schmitt, has not served as Chairman, the Company has operated for over ten years using a board leadership structure under which the Chief Executive Officer also serves as Chairman of the Board. The Board believes that the Company has been well-served in having a combined Chief Executive Officer and Chairman. The Board believes that having Mr. Schmitt serve as both Chief Executive Officer and Chairman of the Board demonstrates for the Company’s employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing its operations. The Board believes having Mr. Schmitt serve as Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at the present time. He is a recognized leader in the transportation industry and has all of the skills incumbent to serve as our Board’s Chairman.
The Chairman of the Board is responsible for (a) chairing Board meetings and the Annual Meeting, (b) setting the agendas for these meetings, (c) attending Board committee meetings, and (d) providing information to Board members in advance of each Board meeting and between Board meetings. The Lead Independent Director is responsible for (i) chairing executive sessions of the independent directors and communicating with management relating to these sessions, and presiding at all meetings of the Board at which the Chairman is not present, (ii) approving agendas and schedules for Board meetings and the information that is provided to directors, and (iii) serving as a liaison between the Chairman and the independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors.
The Board believes that, in addition to fulfilling our lead director responsibilities, the Lead Independent Director makes valuable contributions to the Company, including but not limited to: (a) monitoring the performance of the Board and seeking to develop a high-performing Board, for example, by helping the directors reach consensus, keeping the Board focused on strategic decisions, taking steps to ensure that all the directors are contributing to the work of the Board, and coordinating the work of the four Board Committees, (b) developing a productive relationship with our Chief Executive Officer and ensuring effective communication between the Chief Executive Officer and the Board, and (c) ensuring and supporting effective shareholder communications. Accordingly, the Board believes that the Company has benefited from having the Chairman/Chief Executive Officer as the leader of the Company, and having the Lead Independent Director serving as the leader of the independent directors.
On an annual basis, as part of our review of corporate governance and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates the Board’s leadership structure, to ensure that it remains the optimal structure for the Company and its shareholders. The Board recognizes that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board believes its current leadership structure — under which the Chief Executive Officer serves as Chairman of the Board, the Board committees are chaired by independent directors and a Lead Independent Director assumes specified responsibilities on behalf of the independent directors — is presently the optimal board leadership structure for the Company and its shareholders.

Risk Oversight
On at least a quarterly basis, the Company’s Chief Legal Officer provides a comprehensive risk report to the Audit Committee and the Board. While the Audit Committee has primary responsibility for overseeing financial risks and information system controls and security risks, the Board is charged with overseeing the Company’s enterprise risks. Accordingly, on an annual basis, the Board receives a report from the Company’s Chief Legal Officer on the most significant risks that the Company is facing. The full Board also engages in periodic discussions about enterprise risk management with our Chief Legal Officer, Chief Executive Officer, Chief Financial Officer, Chief Information Officer and other Company officers as the Board may deem appropriate. In addition, each of our Board committees considers the risks within its area of responsibilities. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs, and the Corporate Governance and Nominating Committee considers the best governance structure and guidelines for the Company to minimize enterprise risks brought about by weak governance. The Corporate Governance and Nominating Committee also oversees the Company’s environmental, social and governance policies and activities and any associated risks. The Board believes that its leadership structure supports the Board’s effective oversight of the Company’s enterprise risks.
Corporate Sustainability and Responsibility
The Company embraces a comprehensive definition of sustainability that addresses Environmental, Social, and Governance factors (“ESG”). To our employees, our communities, our customers, our suppliers, and our investors, each impact area matters.
In 2019, the Board amended the Corporate Governance and Nominating (“CG&N”) Committee charter to direct the CG&N Committee to explicitly oversee the Company’s efforts related to environmental, social, and governance matters, and management of sustainability-related risks and opportunities. At least twice a year, the CG&N Committee is updated on each of these topics and provides feedback and recommendations that it deems appropriate.
At the beginning of 2020, the Company’s leadership created and staffed the Head of Corporate ESG role to provide oversight of our ESG vision, strategic planning, performance management and improvement activities. Shortly after, we initiated an ESG market analysis and benchmarking exercise that explored the ESG issues that most impact transportation and logistics industries and marketplaces.
In the second quarter of 2020, we began to conduct an ESG assessment, starting with a third-party stakeholder assessment that served as a basis for identifying and prioritizing ESG topics most relevant to our industry, our business, and our stakeholders. The assessment’s findings yielded initial topics that we recognized as important. We followed with a more in-depth assessment of risks and opportunities, utilizing Sustainable Accounting Standards Board (“SASB”) standards as a guide, in order to further refine our disclosure topics and gain stakeholder alignment. SASB identifies the Company as part of the “Airfreight and Logistics” industry; we decided to also incorporate the disclosure topics under “Road Transportation” to assure that all relevant topics for our business were represented in this analysis.
This more detailed assessment yielded clarity of our ESG topics and prioritization based on the degree of both qualitative and quantitative impact to our business. We identified ten ESG topic priority areas relevant to the Company’s business and mapped each to widely adopted ESG reporting standards as identified by SASB. Within these ten topic areas, we identified specific related risks and opportunities, and aligned on improvement activities.
The following are the ten ESG topic priority areas we identified relevant to our business and the foundation for our sustainability approach:
•Roadway Health & Safety; Workplace Health & Safety; Independent Contractor Practices; Diversity & Inclusion Practices; Community Impact & Partnerships; Measure & Disclose; Information Security; Responsible Supplier Practices; GHG Emissions Reduction Practices; and Air Quality Practices.

The Company employs clear policies and procedures to manage our roadway health and safety practices. We also implemented a quarterly safety bonus and annual vehicle giveaway to reward owner-operators and independent fleet owners that lease their equipment to the Company (“Leased Capacity Providers”) who have zero moving violations or accidents each quarter. The drivers of our Leased Capacity Providers who obtain four quarterly bonuses are eligible to win a new vehicle. In 2020, 325 drivers qualified for the vehicle giveaway, a 172% increase over the inaugural year of the program.
Beyond our roadway safety focus, we employ, maintain, and monitor a robust Health and Safety program for all of our workers which establishes procedures and policies to prevent workplace incidents. As part of our assessment, we have identified improvement activities to develop a comprehensive Emergency Preparedness Plan (“EPP”) for all our facilities. The EPP is under development and in compliance with OSHA 29 CFR 1910 standards and FMCSA 49 CFR. When completed, we will distribute and maintain this EPP for employees and independent contractors alike, across our facilities and corporate offices.
In 2020, the Company also created a Diversity and Inclusion (“D&I”) Council, charted to promote employee inclusion and engagement through initiatives that celebrate the diversity of our employees and communities. Our vision is increased employee engagement and retention through enhanced D&I practices.
We are committed to supporting and giving back to the communities where we live and work, particularly through the support of our employee Veterans, and to the community of Veterans in North America.
We continue to support our Veterans through our charitable organization, Operation: Forward Freedom, a manifestation of our Company’s ongoing commitment to Veteran-related causes. Operation Forward Freedom’s largest fundraising event of each year is The Drive for Hope Golf tournament. In 2020, the Drive For Hope Golf Tournament was postponed due to COVID-19.
We also partner with non-profit organizations that positively impact our communities and our industry. Through our partnership with Truckers Against Trafficking, we have conducted training for over-the-road drivers to educate and equip them with the tools needed to combat human trafficking.
The Company partners with Women in Trucking to encourage and promote the employment of women within our industry. Our team of drivers is currently comprised of 15% women, roughly twice the U.S. industry average, and we continue to seek opportunities to improve upon that percentage.
We are committed to promoting a healthier natural environment by striving for continuous environmental improvements in all aspects of our business.
Additionally, the Company is currently reducing emissions and energy consumption through several ongoing programs, including:
•installation of LED lighting in various facilities;

•installation of skirts on all of our trailers to improve fuel efficiency; and

•employment of electric lifts for our intermodal and Final Mile divisions facilities.
We are also aligning with industry certifications, continuing to be a SmartWay certified company. SmartWay is a certification from the U.S. Environmental Protection Agency (“EPA”) verifying company compliance with EPA regulations, including fuel efficiency ranges and emission standards.
We recognize the value in describing our sustainability focus and published our first ESG report in the first quarter of 2021, which can be found at https://ir.forwardaircorp.com/esg. We are committed to making our results count across the country and will continue to update our future disclosures accordingly.

DIRECTOR COMPENSATION
The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Company does not pay employee directors for Board service in addition to their regular employee compensation.
The Corporate Governance and Nominating Committee, which consists solely of independent non-employee directors, has the primary responsibility for reviewing and considering any revisions to the non-employee director compensation program.
In accordance with the Corporate Governance and Nominating Committee’s recommendations, the non-employee directors’ cash compensation program is as follows:
•an annual cash retainer of $70,000 for all non-employee directors;

•an additional annual cash retainer of $50,000 for the Lead Independent Director;

•an additional annual cash retainer of $20,000 for the Audit Committee Chair;

•an additional annual cash retainer of $20,000 for the Corporate Governance and Nominating Committee Chair;

•an additional annual cash retainer of $20,000 for the Compensation Committee Chair; and

•an additional annual cash retainer of $10,000 for all non-Chair Audit Committee members, an additional annual cash retainer of $10,000 for all non-Chair Compensation Committee members and an additional annual cash retainer of $10,000 for all non-Chair Corporate Governance and Nominating Committee members.
All directors are reimbursed reasonable travel expenses for meetings attended in person. The Company also reimburses directors for expenses associated with participation in continuing director education programs.
In addition, effective May 22, 2007, the Company’s shareholders approved the Company’s Amended and Restated Non-Employee Director Stock Plan, as further amended on February 8, 2013 and January 26, 2016 (the “Amended Plan”). Under the Amended Plan, on the first business day after each Annual Meeting of Shareholders, each non-employee director is automatically granted an award (the “Annual Grant”) in such form and size as the Board determines from year to year. Unless otherwise determined by the Board, the Annual Grants will become vested and non-forfeitable on the earlier of (a) the day immediately prior to the first Annual Meeting that occurs after the grant date or (b) the first anniversary of the grant date, so long as the non-employee director’s service with the Company does not earlier terminate. In 2020, each non-employee director received restricted shares valued at $115,000.
Finally, the Board believes that directors more effectively represent the Company’s shareholders, whose interests they are charged with protecting, if they are shareholders themselves. Therefore, the Board established certain independent director stock ownership guidelines which are set forth in the Company’s Corporate Governance Guidelines. Specifically, the Company’s independent directors are required to own shares of the Company’s common stock, with a value equal to at least five times the annual cash retainer for independent directors. Each new independent director has three years from the date he or she joins the Board to obtain this ownership stake. As of March 24, 2021, each independent director was in compliance with his or her individual retention requirements as set forth in the Company’s Corporate Governance Guidelines. The following table shows the compensation the Company paid in 2020 to its non-employee directors. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation ($) (3)	Total ($)
Ronald W. Allen	90,000	115,000	2,945	207,945
Ana B. Amicarella	90,000	115,000	1,862	206,862
Valerie A. Bonebrake	80,000	115,000	2,945	197,945
C. Robert Campbell	80,000	115,000	5,865	200,865
R. Craig Carlock	120,000	115,000	1,862	236,862
C. John Langley, Jr.	80,000	115,000	1,862	196,862
G. Michael Lynch	90,000	115,000	1,862	206,862
Laurie A. Tucker	80,000	115,000	1,862	196,862
W. Gilbert West	90,000	115,000	1,862	206,862

(1) Represents the aggregate grant date fair value of non-vested restricted shares and deferred stock unit awards. The fair values of these awards were determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC 718”). The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

(2) As of December 31, 2020, an aggregate of 33,351 deferred stock units, non-vested restricted shares and dividend equivalent rights were outstanding. As of December 31, 2020, no options were outstanding.
(3) Represents dividend payments on non-vested restricted shares or dividend equivalents credited on deferred stock unit awards. These dividend payments and dividend equivalents are non-forfeitable.
The following table indicates the aggregate number of deferred stock units and/or non-vested restricted shares held by each incumbent director at the end of 2020 and those shares or units that have not yet vested.

Name	Number of Deferred Stock Units and/or Non-Vested Restricted Shares
Ron W. Allen	4,536
Ana B. Amicarella	2,681
Valerie A. Bonebrake	4,536
C. Robert Campbell	7,309
R. Craig Carlock	2,681
C. John Langley, Jr.	2,681
G. Michael Lynch	2,681
Laurie A. Tucker	2,681
W. Gilbert West	2,681

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer, Chief Financial Officer, each of the next three most highly compensated executive officers, as required by SEC rules (collectively, the named executive officers, or the (“NEOs”)); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of March 24, 2021.
Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above. Shareholders of non-vested restricted shares included in the table are entitled to voting and dividend rights.

	Amount and Nature of		Percent of Class
Name and Address of Beneficial Owner (1)	Beneficial Ownership		(%) (2)
Directors, Nominees and NEOs
Thomas Schmitt	80,158	(3)	*
Ronald W. Allen	18,732	(4)	*
Ana B. Amicarella	7,938	(5)	*
Valerie A. Bonebrake	7,173	(6)	*
C. Robert Campbell	20,948	(7)	*
R. Craig Carlock	11,141	(8)	*
Michael L. Hance	55,405	(9)	*
Matthew J. Jewell	40,877		*
C. John Langley, Jr.	31,078	(10)	*
G. Michael Lynch	12,511	(11)	*
George S. Mayes, Jr.	447	(12)	*
Michael J. Morris	23,655	(13)	*
Chitra Nayak	447	(14)	*
Scott M. Niswonger	10,447	(15)	*
Javier Polit	447	(16)	*
Richard H. Roberts	547	(17)	*
Chris C. Ruble	27,343	(18)	*
Scott E. Schara	—		*
Laurie A. Tucker	3,764	(19)	*
W. Gilbert West	5,701	(20)	*

All directors and executive officers as a group (22) persons	378,550		1.39%
Other Principal Shareholders
Ancora Advisors, LLC and affiliates	1,753,799	(21)	6.4%
ArrowMark Colorado Holdings, LLC	1,779,340	(22)	6.5%
BlackRock, Inc.	4,426,842	(23)	16.2%
The Vanguard Group, Inc.	2,825,109	(24)	10.3%

* Less than one percent.

(1)	The business address of each listed director, nominee and NEO is C/O Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, TN 37745
(2)	The percentages shown for directors, nominees, NEOs and other principal shareholders are based on 27,317,980 shares of common stock outstanding on the Record Date
(3)	Includes 66,667 options that are fully exercisable
(4)	Includes 4,614 deferred stock units and dividend equivalents
(5)	Includes 2,681 non-vested restricted shares
(6)	Includes 4,613 deferred stock units and dividend equivalents
(7)	Includes 2,681 non-vested restricted shares and 5,391 deferred stock units and dividend equivalents
(8)	Includes 2,681 non-vested restricted shares
(9)	Includes 22,780 options that are fully exercisable
(10)	Includes 2,681 non-vested restricted shares
(11)	Includes 2,681 non-vested restricted shares
(12)	Includes 447 non-vested restricted shares
(13)	Includes 5,303 options that are fully exercisable
(14)	Includes 447 non-vested restricted shares
(15)	Includes 447 non-vested restricted shares
(16)	Includes 447 non-vested restricted shares
(17)	Includes 447 non-vested restricted shares
(18)	Includes 1,768 options that are fully exercisable, and 29 shares of common stock owned by Mr. Ruble’s son with whom he shares voting and investment power with respect to such shares
(19)	Includes 2,681 non-vested restricted shares
(20)	Includes 2,681 non-vested restricted shares
(21)
As reported on Schedule 13D/A filed on March 16, 2021 by Ancora Advisors, LLC, as of March 15, 2021, Ancora Merlin, LP has shared voting and dispositive power for 21,450 shares, Ancora Merlin Institutional, LP has shared voting and dispositive power for 230,999 shares, Ancora Catalyst, LP has shared voting and dispositive power for 18,004 shares, Ancora Catalyst Institutional, LP has shared voting and dispositive power for 234,417 shares, Ancora Catalyst SPV I LP – Series I has shared voting and dispositive power for 165,004 shares, Ancora Catalyst SPV I LP – Series J has shared voting and dispositive power for 188,345 shares, Ancora Catalyst SPV I LP – Series K has shared voting and dispositive power for 190,725 shares, Ancora Catalyst SPV I LP – Series L has shared voting and dispositive power for 84,541 shares, Ancora Catalyst SPV I SPC Ltd. – Segregated Portfolio E has shared voting and dispositive power for 483,130 shares, Ancora Advisors, LLC has shared voting and dispositive power for 135,884 shares, Ancora Alternatives LLC has shared voting and dispositive power for 1,616,615 shares, Ancora Family Wealth Advisors, LLC has shared voting and dispositive power for 1,300 shares, The Ancora Group Inc. has shared voting and dispositive power for 135,884 shares, Inverness Holdings, LLC has shared voting and dispositive power for 1,300 shares, Ancora Holdings Inc. has shared voting and dispositive power for 1,753,799 shares and Frederick DiSanto has shared voting and dispositive power for 1,753,799 shares.

(22)
ArrowMark Colorado Holdings, LLC (“ArrowMark”), 100 Fillmore Street, Suite 325, Denver, Colorado 80206, reported beneficial ownership of the shares as of December 31, 2020 in a Schedule 13G filed with the SEC on February 16, 2021. ArrowMark, an investment adviser, reported having sole voting power over 1,779,340 shares and sole dispositive power over 1,779,340 shares.

(23)
BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, New York 10055, reported beneficial ownership of the shares as of December 31, 2020 in a Schedule 13G filed with the SEC on January 25, 2021. BlackRock, a holding company, reported having sole voting power over 4,345,170 shares and sole dispositive power over 4,426,842 shares, and an aggregate amount of 4,426,842 shares beneficially owned.

(24)
The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, reported beneficial ownership of the shares as of December 31, 2020 in a Schedule 13G filed with the SEC on February 10, 2021. Vanguard, an investment adviser, reported having shared voting power over 48,885 shares, sole dispositive power over 2,753,813 shares, shared dispositive power over 71,296 shares, resulting in an aggregate amount of 2,825,109 shares beneficially owned.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, the compensation elements of our named executive officers, or NEOs, and the compensation decisions and outcomes that occurred during the 2020 performance year. As discussed in Proposal 3, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative. To assist you with this vote, please review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs are in line with our compensation philosophies and objectives, particularly ensuring alignment between the amount of compensation and our performance against our short- and long-term goals.
NEOs
    For 2020, our NEOs were:

Thomas Schmitt	President and Chief Executive Officer
Chris C. Ruble	Chief Operating Officer
Scott E. Schara	Chief Commercial Officer
Michael J. Morris	Former Chief Financial Officer and Treasurer
Michael L. Hance	Chief Legal Officer and Secretary
Matthew J. Jewell	Former Chief Commercial Officer
On June 30, 2020, Mr. Jewell’s employment with the Company ended and we retained Mr. Jewell as a consultant to continue his support of our inorganic acquisition growth strategy. In August 2020, Mr. Schara was appointed as our Chief Commercial Officer. In that role, Mr. Schara is responsible for organic growth across all of our businesses. Mr. Morris’ employment with the Company ended effective March 27, 2021.
Compensation Philosophy and Objectives
The Compensation Committee (the “Committee” for purposes of this CD&A) has designed our executive compensation program to attract, develop, reward and retain quality management talent to facilitate achievement of our annual, long-term and strategic goals. The Committee’s objective is to align executives’ interests with shareholders’ interests by creating a pay-for-performance culture at the executive level, with the ultimate goal of increasing shareholder value. Other objectives are to recognize the contributions of individual executives, provide market competitive pay opportunities and foster retention and executive stock ownership. Thus, while executive compensation should be directly linked to Company performance, the Committee believes it should also be an incentive for executives to continually improve individual performance thereby contributing to our success in meeting our short- and long-term financial, operational and strategic objectives.
Executive Summary
2020 Performance Highlights
During 2020, our executive leadership team made meaningful progress toward executing on our growth strategy that involves organic infrastructure investments such as the ongoing less-than-truckload (“LTL”) network expansion, as well as inorganic investments, including acquisitions of complementary businesses. Our executives were able to effectively manage our operations and resources through the significant and unprecedented challenges caused by the COVID-19 pandemic and a ransomware incident that occurred in December 2020, while still achieving solid financial performance. The Company experienced record revenue in 2020 despite these challenges. Notable financial and operational highlights from 2020 include the following:

•Increased consolidated operating revenue from continuing operations by $54.4 million, or 4.5%, to $1.3 billion for the year ended December 31, 2020.

•Actively and successfully managed through the 2020 COVID-19 pandemic with a paramount focus on team member and customer safety, while at the same time keeping our Expedited Freight and Intermodal networks fully operational; lowering our costs through our flexible asset-light model; capturing new revenue opportunities in line with our medium-term growth objectives; and making key investments that we believe are enabling us to emerge from the pandemic as a stronger competitor.

•Achieved $73.9 million of consolidated income from continuing operations, which was a decrease of $38.5 million, or 34.3%, driven primarily by lower tonnage, shipments and revenue due to the adverse impacts of COVID-19 and the ransomware incident. This resulted in no short-term incentive payouts under the operating income component of the annual incentive plan and a total payout under the plan significantly below target opportunity.

•Opened six new LTL service locations as part of our multi-year strategy to increase freight volumes and revenues by growing and evolving the Company’s LTL network to broader market coverage beyond its airport-to-airport footprint.

•Expanded the integration of LTL and final mile (“Final Mile”) service offerings by launching Final Mile service from six existing LTL locations and cross-utilizing Final Mile and LTL pick-up and delivery services in 15 service locations.

•Executed strategic growth priorities for Expedited Freight and Intermodal by acquiring Linn Star Holdings, Inc. and its affiliates and CLW Delivery, Inc., which increased our Final Mile capabilities by expanding our footprint with an additional 20 locations, and Value Logistics, Inc., which expanded our Intermodal reach in the southeast United States.

•Generated total shareholder return of 11.3% from December 31, 2019 to December 31, 2020.

•Generated $96.1 million of net cash from operating activities for the twelve months ended December 31, 2020 notwithstanding significant negative impacts from COVID-19. After utilizing $81.5 million of net cash in investing activities in 2020, the Company returned $66.1 million to shareholders through dividends and our stock repurchase program.

•Significantly advanced our progress on key sustainability initiatives by completing an ESG assessment through which we identified the ten ESG topic priority areas most relevant to our business and mapped each to widely adopted ESG reporting standards, identified related vistas and opportunities, and aligned on improvement activities, and published our first ESG report.

2020 Compensation Highlights
Despite the impact of the COVID pandemic on our operating results, we did not modify our 2020 short-term or long-term performance goals or make any supplemental or make-whole payments to our NEOs during 2020. Our financial and operational performance, our pay-for-performance philosophy and the design of our pay programs led to the following Committee actions and plan payouts to our NEOs for 2020:

•Base salaries. Approved base salary increases to our NEOs in January 2020 as follows:

	2019	2020
NEO	Base Salary ($)	Base Salary ($)	% Increase	Rationale
Thomas Schmitt	800,000	850,000 (1)	6.0	Merit increase + market adjustment
Chris C. Ruble	560,000	571,000	2.0	Merit increase
Scott E. Schara	--	166,667	--
Michael J. Morris	462,000	471,000	2.0	Merit increase
Michael L. Hance	405,000	413,000	2.0	Merit increase
Matthew J. Jewell	492,000	293,285	2.0	Merit increase

(1)	Mr. Schmitt received a base salary increase of $50,000 in order to better align with market compensation for similarly-situated CEOs.

•Short-term incentive payouts. 2020 short-term incentives were linked primarily to our achievement of corporate operating income goals. Target payouts were tied to achievement of a meaningful increase in corporate operating income relative to 2019. As a result of the pandemic’s impact on the business, our NEO’s received no payouts under the operating income performance component of our annual incentive plan. However, based on individual performance, the Committee approved payouts of 24% of target under our annual incentive plan.
•Long-term incentive grants. In order to promote stock ownership and consistent with our policy of maintaining a strong pay-for-performance culture, 50% of the total 2020 long-term equity incentive (“LTI”) target award value was comprised of performance shares, half of which is earned based on achievement of 3-year cumulative earnings before interest, tax, depreciation and amortization per share (“EBITDA Per Share”) versus target and half of which is earned through relative TSR performance versus peers. For all NEOs other than Mr. Schmitt, the remaining 50% of the award value consisted of time-based restricted stock. The remaining 50% of Mr. Schmitt’s award was split approximately evenly between restricted shares and stock options (i.e., 25% each). The aggregate grant date fair value of the awards to our NEOs other than Mr. Schmitt ranged from $220,000 to $500,000. The aggregate grant date fair value of the award to Mr. Schmitt was $2,125,000. Given his position and responsibilities, and to better align his compensation with market, in 2020, the grant date fair value of Mr. Jewell’s long-term incentive grant was increased from $330,000 to $375,000.
•Long-term performance plan payouts. Based on total shareholder return relative to our peer companies, our 46th percentile ranking resulted in approved payouts for the January 2018 to December 2020 performance period equal to 87.5% of target. Neither Mr. Schmitt nor Mr. Schara received a payout as neither was employed on the date of grant.
•New Hire. Mr. Schara was hired as our Chief Commercial Officer effective August 31, 2020. Pursuant to his offer letter, Mr. Schara’s annual base salary was set at $500,000. He received a $153,000 sign-on bonus and a one-time grant of time-based restricted stock valued at $220,000.

Compensation-Setting Process
Role of Shareholder Say on Pay Vote
The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say on pay proposal”). At the Company’s annual meeting of shareholders held in May 2020, approximately 99% of the votes cast on the say on pay proposal were voted in favor of the proposal. Our shareholders were similarly supportive of our executive compensation programs in 2019 and 2018, approving the say on pay proposal with approximately 99% and 97% of votes cast, respectively. The Committee believes this outcome affirms shareholders’ support of our approach to executive compensation, including adding additional performance-based restricted stock awards. As a result, we did not change our approach in 2020 based upon the results of this advisory vote. The Committee will continue to consider the outcome of say on pay votes when making future compensation decisions for the NEOs.
Role of the Compensation Committee
The Compensation Committee is responsible for reviewing and approving executive compensation policies, plan designs and the compensation of our senior officers, including our NEOs. The Committee considers various factors in making compensation determinations, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting short-term and long-term financial, operational and strategic objectives, and overall financial performance. The Committee coordinates the full Board’s annual review of the Chief Executive Officer’s performance and considers the Board’s assessment in its compensation decisions related to the Chief Executive Officer.
To this end, the Committee conducts an annual review of executive officer pay levels, reviews market data updated periodically by Meridian, the Committee’s independent executive compensation consultant, approves changes to program designs (including post-termination arrangements) based on an assessment of competitive market practice and emerging trends, oversees the development of succession plans, and evaluates the risks associated with our executive compensation programs.
Role of the Compensation Consultant
The Committee has selected and directly retains the services of Meridian. The Committee periodically seeks input from Meridian on a range of external market factors including evolving compensation trends, appropriate peer companies to compare programs, practices and performance and market data for benchmarking pay levels. Meridian also provides general observations on the Company’s compensation programs and policies, but it does not determine or recommend the amount or form of compensation for the NEOs. During 2020, Meridian attended all five Committee meetings and participated in discussions regarding the change to Mr. Schmitt’s base salary, the structure of Mr. Schmitt’s LTI and the compensation of Mr. Schara. The Committee determined that Meridian was independent during 2020 per Nasdaq listing standards and had no conflicts of interest to disclose.
Role of Executive Officers in Compensation Decisions
At the request of the Compensation Committee, the Chief Executive Officer makes recommendations regarding base salary, annual incentive pay and long-term equity incentive awards for the other NEOs and provides the Committee with justification for such awards. In forming his recommendations, he considers information provided by the Chief People Officer and assessments of individual contributions, achievement of performance objectives and other qualitative factors. While the Committee gives great weight to the recommendations of the Chief Executive Officer, it has full discretion and authority to make the final decision on the salaries, annual incentive awards and long-term equity incentive awards as to all of the NEOs. The Chief Executive Officer does not make recommendations concerning his own compensation and is not present during deliberations and voting regarding his own compensation.

The Chief Executive Officer, Chief People Officer, Chief Financial Officer and Chief Legal Officer regularly attend Compensation Committee meetings at the Committee’s request. The Chief People Officer typically presents recommendations for program design changes and individual pay levels for executive officers (except for his own), taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal and tax perspective.
Compensation Practices
Our executive compensation program is based on the following best practices:

What We Do	What We Don’t Do
■Provide pay opportunities that are appropriate to the size of the Company	■Allow repricing or backdating of stock options without shareholder approval
■Maintain a pay program that is heavily performance-based and uses multiple performance measures	■Provide excise tax gross-ups
■Disclose financial performance metrics and goals used in our incentive plans	■Allow executive officers to hedge or pledge Company stock
■Create alignment between executives and shareholders through a long-term incentive linked to stock price and measurement of stock performance versus peer companies	■Provide special supplemental executive retirement programs
■Maintain meaningful executive stock ownership and retention guidelines	■Provide tax gross-ups on perquisites
■Annually review the risk profile of compensation programs and maintain risk mitigators	■Provide significant perquisites
■Provide moderate severance and change-in-control protection
■Require double-trigger vesting on long-term equity awards in the event of a change-in-control
■Maintain a clawback policy allowing recovery of cash or equity-based compensation in certain circumstances including material negative revisions to relevant financial results, material violations of the Code of Business Conduct and reckless supervision under certain circumstances

■Retain an independent compensation consultant engaged by, and reporting directly to, the Committee
Key Elements of Executive Compensation Program
Consistent with our compensation philosophies and objectives, we have structured executive compensation to motivate executives to achieve our business goals and to reward our executives for achieving such goals.
For the fiscal year ended December 31, 2020, the components of compensation for our NEOs were:
•Base salary;
•Annual incentive compensation;
•LTI compensation; and
•Retirement and other benefits.

The Committee combines these elements, particularly base salary and short and long-term incentives, to provide a total compensation package designed to attract highly qualified individuals and provide incentives to align efforts and motivate executives to deliver company performance that creates shareholder value. The total value of the compensation package is weighted more heavily towards variable, performance-based components.
At the beginning of 2020, the Committee established a total target compensation for each NEO comprised of base pay, annual incentives and long-term incentives. The Committee referred to market data included in Aon Hewitt’s Total Compensation Measurement general industry database which is periodically provided by the Committee’s independent compensation consultant. When utilizing the Aon Hewitt data, the Committee focused on pay opportunities at the size-adjusted 50th percentile of the market for executives holding similar positions. In addition to the market data for similarly situated positions, the Committee also considered other factors when establishing target total compensation opportunities, including, but not limited to the experience level of the individual, the value of the individual executive to the Company, the individual’s position within the Company and existing and prior year awards.
In 2020, the total target compensation for the NEOs is set forth in the chart below.

	Target Annual Incentives
NEO	Base Salary ($)	Target Annual Incentives ($)	As a Percent of Base Salary	Target Long-Term Incentive ($)	Total Target Compensation ($)
Thomas Schmitt	850,000	850,000	100%	2,125,000	3,825,000
Chris C. Ruble	571,000	428,250	75%	450,000	1,449,250
Scott E. Schara	500,000	375,000	75%	220,000	1,095,000
Michael J. Morris	471,000	353,250	75%	500,000	1,324,250
Michael L. Hance	413,000	309,750	75%	330,000	1,052,750
Matthew J. Jewell	502,000	376,500	75%	375,000	1,253,500

Our compensation programs are designed to motivate strong annual and long-term performance. We set a majority of total compensation (base salary, annual incentives and long-term incentives) for the NEOs to be “at risk”, meaning that the compensation is earned by meeting annual or long-term performance goals or is influenced by stock price. The 2020 compensation elements with “at risk” components are as follows:

(1)    As Mr. Schara was a mid-year hire, his compensation mix differed from other NEOs; accordingly, he has been excluded from the 2020 compensation elements with “at risk” components chart above.
The compensation that an executive actually receives will differ from that executive’s target compensation for a variety of reasons. Annual incentive payouts are based on Company performance against financial targets and achievement of individual and business objectives. Compensation realized from long-term incentive awards is dependent upon stock price performance, EBITDA Per Share performance, and relative total shareholder return versus peer companies.
Base Salary
The objective of base salary is to reflect the base market value of the executive’s role. It is designed to reward core competence in roles that are complex and demanding. We choose to pay base salary because it is required for talent attraction and retention.
Base salaries for 2020 for the NEOs were determined for each executive based on position and responsibility and by reference to market data. The Committee also considers factors such as internal pay equity, level of experience and qualifications of the individual, scope of responsibilities and future potential, succession planning and objectives established for the executive as well as the executive’s past performance. The base salaries for the NEOs for the fiscal year ended December 31, 2020 are set forth in the “Salary” column of the Summary Compensation Table on page 42 of this Proxy Statement. The base salary increase for Mr. Schmitt in 2020 was 6% or $50,000 to better align with market compensation of peer companies. All other NEOs (other than Mr. Schara who joined the Company in August 2020) received a base salary merit increase of 2% in 2020 consistent with Company-wide merit increases.
Annual Incentive Compensation
The objective of our annual cash incentive plan is to focus our executives on attaining specific short-term financial and business goals that we believe will lead to our long-term success and promote retention of our executive talent. The annual cash incentive plan is designed to reward achievement of operating income targets and individual objectives important to the Company’s short-term and long-term success. Payments made under the annual incentive compensation program were made in cash, calculated as a percentage of annual base salary as described in more detail below.
Annual cash incentive plan target opportunity levels (reflected as a percentage of base salary) approved by the Committee for the NEOs in 2020, which remain unchanged from the prior year, were as follows:

2020 Target Bonus Opportunity
NEO	(as a percent of base salary)
Thomas Schmitt	100%
Chris C. Ruble	75%
Scott E. Schara	75%
Michael J. Morris	75%
Michael L. Hance	75%
Matthew J. Jewell	75%

The components of the Annual Incentive Plan for all NEOs and their weighting with respect to the total cash incentive opportunity are reflected in the chart below.

Annual Cash Incentive Plan
Components of Plan	Weighing As A Percent of Target
Corporate Performance	80%
Individual Performance	20%

Payout under the Corporate Performance component can range from 0% of target (when threshold performance is not achieved) to 200% of target (when maximum or performance above target is achieved); payout under the Individual Performance component can range from 0% to 120% of target.

Corporate Performance Operating Income Goals. The Committee established corporate operating income goals for 2020 and corresponding incentive payments for achievement of such goals. Goals were set to represent five incremental performance levels: downside, low, target, high and stretch. The target level for operating income generally reflects our internal business plan at the time the target is established, subject to adjustment to take into account known headwinds or tailwinds and other economic conditions. Downside, low, high and stretch levels are designed to provide a smaller award for lower levels of acceptable performance (downside and low) or reward exceptional levels of performance (high and stretch). Payout for performance between points is interpolated on a straight-line basis. Downside levels were established in 2020 to provide a minimal level of payout if there is an unforeseen decline in performance. The downside levels were moderately below 2019, while target reflects a 7.3% increase over 2019 actual performance. The Committee retains discretion as to the amount of the ultimate short-term incentive to be paid.
The 2020 operating income goals and corresponding performance levels are noted below.

Operating Income ($000s)	Downside	Low	Target	High	Stretch	Fiscal Year 2020 Results	% of Target Payout
Corporate (1)(2)	107,126	113,640	127,532	134,936	140,248	73,924	0%
% of Target Payout	25%	50%	100%	150%	200%

(1)	Target represents a 7.3% increase over operating income for 2019.
(2)	Operating income results are from Continuing Operations and exclude the impact of the Company’s Pool Distribution Segment (“Pool”). On April 23, 2020, the Board approved a strategy to divest Pool, and accordingly, Pool was classified as assets held for sale as of December 31, 2020 and its results of operations were presented in the Company’s financial statements filed with its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as a discontinued operation. The sale of Pool was consummated on February 12, 2021.
Individual Objectives. Individual personal objectives specific to each executive officer position were set at the start of the fiscal year. At the end of the fiscal year, the Chief Executive Officer evaluated the performance of the other NEOs against those personal objectives, taking into account the extent to which the goals were met, unforeseen financial, operational and strategic issues of the Company, and any other information deemed relevant. The Committee reviewed and approved this performance evaluation and evaluated the performance of the Chief Executive Officer in a similar manner with input from the full Board. Based on the results of this review, the Committee determined the amount of awards, if any, made in connection with an executive’s attainment of the executive’s individual objectives.
2020 Annual Incentive Payout. The Committee met in February 2021 to determine whether the Company’s 2020 performance merited payment to the NEOs under the annual cash incentive plan, and, if so, to determine the amount of such incentive awards.
•Corporate Performance Component: Income from continuing operations was $73,924 million, which resulted in a payout of 0% of the total target Corporate Performance annual incentive opportunity.

•Individual Performance: The Committee also considered performance against the individual objectives set for the NEOs. In 2020, those individual objectives encompassed:

◦Contributions to meeting established strategic and operational goals;
◦Contributions to succession and talent development initiatives;
◦Continuous improvement of business and functional operations; and
◦Personal development in areas of leadership, planning and teamwork.

Additionally, the Committee also considered each executives contribution to successfully managing the Company’s operations and resources through the significant and unprecedented challenges caused by the COVID-19 pandemic. After a performance appraisal of each executive officer and a review of their achievement of the personal goals which had been set for them, Mr. Schmitt recommended to the Committee an achievement of 120% of target for the Individual Performance component for Messrs. Ruble, Schara, Morris and Hance, respectively, which they approved. The Compensation Committee evaluated the performance of Mr. Schmitt in a similar manner. In addition to the factors mentioned above, Mr. Schmitt’s individual performance objectives also encompassed long-term strategic planning initiatives. Based on its review, the Committee determined that Mr. Schmitt achieved 120% of target for the Individual Performance component for 2020.
The actual awards made to each NEO under the Operating Income and Individual Objectives Component of the annual cash incentive plan are shown in the chart below.

Executive	Corporate Performance Component ($)	Individual Objectives Component ($)	Total Payout Under 2020 Annual Cash Incentive Plan ($)
Thomas Schmitt	—	204,000	204,000
Chris C. Ruble	—	102,780	102,780
Scott E. Schara (1)	—	30,000	30,000
Michael J. Morris	—	84,780	84,780
Michael L. Hance	—	74,340	74,340
Matthew J. Jewell (2)	—	37,650	37,650

(1)	Pro rata adjustment based on hire date of August 2020
(2)	Pro rata adjustment based on employment separation date of June 2020

Long-Term Equity Incentive Awards
The objective of providing long-term equity incentives is to attract and retain critical leadership, align executive interests to those of shareholders, enhance long-term thinking in general and focus executives on metrics that lead to increased shareholder value over the long term. Our long-term equity incentives are specifically designed to reward for stock price appreciation and outperformance of shareholder return relative to industry peer companies.
For 2020, the Board approved a LTI target value for Mr. Schmitt of $2,125,000 consisting of time-based restricted stock (25%), performance shares earned based on relative TSR performance versus peers (25%), performance shares based on achievement of 3-year cumulative EBITDA Per Share versus target (25%) and stock options where vesting and exercisability is contingent on the Company’s achievement of certain levels of income from operations.
The target LTI values for our NEOs other than Mr. Jewell remained unchanged from 2019. In 2020, Mr. Jewell’s target LTI value was increased from $330,000 to $375,000 to better align his compensation with market. Mr. Schara was hired in August 2020 and did not receive an LTI Award. In connection with his hire, Mr. Schara received a one-time grant of time-based restricted stock valued at $220,000.
For all NEOs that received a 2020 LTI award other than Mr. Schmitt, the design and structure of the 2020 LTI did not change from 2019 and is comprised as follows: time-based restricted stock (50%) and performance shares earned based on relative TSR performance versus peers (25%) and on achievement of 3-year cumulative EBITDA Per Share versus target (25%).

Accordingly, in 2020, the Committee approved the following target long-term incentive awards for the NEOs:

Executive	2020 Restricted Stock Grant ($)	2020 Target TSR Performance Share Grant ($)	2020 Target EBITDA Per Share Performance Share Grant ($)	2020 Stock Options ($)	2020 Total Long-Term Incentive Award ($)
Thomas Schmitt	531,250	531,250	531,250	531,250	2,125,000
Chris C. Ruble	225,000	112,500	112,500	—	450,000
Scott E. Schara	220,000	—	—	—	220,000
Michael J. Morris	250,000	125,000	125,000	—	500,000
Michael L. Hance	165,000	82,500	82,500	—	330,000
Matthew J. Jewell	187,500	93,750	93,750	—	375,000
The number of shares of restricted stock and performance shares issued to the NEOs under the 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) for the fiscal year ended December 31, 2020 are set forth in the Grants of Plan-Based Awards for Fiscal 2020 Table on page 44 of this Proxy Statement.
Equity-based awards. The value to the executive of all three components comprising long-term equity compensation in 2020 (restricted stock, TSR performance shares and EBITDA Per Share performance shares), and with respect to Mr. Schmitt, the fourth component, stock options, is impacted by the performance of the Company’s stock.
•Restricted stock becomes more valuable to the executive if our stock price increases, and the executive shares in the downside risk of a decline in our stock price.
•The number of performance shares earned, if any, will depend on how the Company’s stock performs relative to transportation industry peers and against established EBITDA Per Share targets.
•The stock options issued to Mr. Schmitt only have value if the Company’s stock price increases after the grant date, and the amount of value is dependent upon the amount of the increase.
As it is possible that there will be no payout under the performance shares, these awards are completely “at risk” compensation. This emphasis on at-risk compensation in the LTI awards accomplishes our goal of creating a pay-for-performance culture at the executive level, while striking the appropriate balance between risk, retention and reward. Each element of the LTI is discussed in more detail below.
Restricted Stock. A share of restricted stock is a share of the Company’s common stock that is subject to vesting requirements based on continued employment. Restricted stock grant sizes are calculated generally by multiplying the target LTI economic value by the weighting assigned to the restricted stock component and dividing it by the value of a single share of common stock determined using the estimated grant date fair value. The estimated grant date fair value of the restricted shares awarded to the NEOs in February 2020 and August 2020 was $65.96 and $59.88, respectively, which represents the closing price of the Company’s common stock on the date of grant.
Shares granted under restricted stock awards are restricted from sale or transfer until vesting occurs, and restrictions lapse in three equal installments beginning one year after the date of grant. Dividends are paid in cash on a current basis throughout the vesting period. To the extent not earlier vested, the shares of restricted stock will vest upon the death or disability of the recipient, as well as upon involuntary termination of employment in connection with or within 24 months after a change in control.
Performance Shares. A performance share is the right to receive a share of Company common stock based upon the achievement of certain performance criteria. TSR performance share grant sizes awarded in 2020 were calculated by multiplying the target LTI economic value by the weighting assigned to the TSR performance share component and dividing it by $72.66, the value of a single performance share on the date of grant determined using a

Monte Carlo valuation model. For certain performance shares, the fair value is the quoted market value of the Company’s common stock on the date of grant less the present value of the expected dividends not received during the relevant period.
TSR Performance Shares. TSR performance shares are earned on the basis of our Total Shareholder Return (“TSR”) measured over a three-year period, relative to the TSR of a peer group of transportation companies. For performance share awards made prior to 2018, the following 12 companies were included in the TSR peer group:

C.R. Robinson Worldwide, Inc.	Landstar Systems, Inc.

Expeditors International of Washington, Inc.	Old Dominion Freight Line, Inc.

FedEx Corporation	Roadrunner Transportation Systems, Inc.

Hub Group, Inc.	United Parcel Service, Inc.

J.B. Hunt Transport Services, Inc.	Werner Enterprises, Inc.

Knight Transportation, Inc.	XPO Logistics, Inc.
For performance share awards made in 2018 and after, the following 12 companies were included in the TSR peer group:

C.R. Robinson Worldwide, Inc.	Knight Transportation, Inc.

Echo Global Logistics, Inc.	Landstar Systems, Inc.

Expeditors International of Washington, Inc.	Marten Transport, Ltd.

Heartland Express, Inc.	Roadrunner Transportation Systems, Inc.

Hub Group, Inc.	Saia, Inc.

J.B. Hunt Transport Services, Inc.	Werner Enterprises, Inc.
The actual number of performance shares earned is based on the percentile of our TSR relative to the TSRs of the comparator group companies described above during the three-year performance period. Calculations are conducted at the end of each of the last four quarters of the performance period using the payout/performance scale below, and then averaged to determine the actual payout. Payouts can range from 0% to 200% of the target number of performance shares awarded.
Payout for performance between points is calculated using straight-line interpolation.

Payout
Performance Level	(as a % of Target)
90th percentile or higher	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

TSR is calculated based on the change in share price plus reinvestment of dividends, with beginning and ending share price calculated as follows:
•Beginning market price equals the closing price on the last trading day immediately preceding the first day of the performance period.
•Ending market price equals the last trading day of each measurement period (i.e., the final four calendar quarters).
The performance shares pay out in shares of our common stock shortly after the close of the three-year performance period. Dividends are not paid on unvested TSR performance shares but rather are paid if and when the underlying performance shares have been earned and vested. TSR performance shares vest upon the death or disability of the recipient at target, as well as upon involuntary termination of employment in connection with or within 24 months after a change in control as such term is defined in the Omnibus Plan.
2018 Performance Shares. Based on our TSR of 7.5% for the January 2018 to December 2020 performance period, we ranked at the 46th percentile of our transportation industry peer group. As a result, these awards paid out at 87.5% of target.
2021 Plan Changes. In February 2021, the Committee approved adjusting the TSR peer group for TSR-driven Performance Shares to remove Roadrunner Transportation Systems, Inc. and add ArcBest Corporation, Old Dominion Freight Line, Inc. and Schneider National, Inc.
EBITDA Performance Shares. EBITDA performance shares are earned on the basis of our EBITDA Per Share measured over a three-year period. For purposes of determining the achievement of EBITDA Per Share, the Committee may determine to exclude from earnings non-recurring, non-operational or other items that the Committee believes should be excluded.
The actual number of EBITDA performance shares earned is based on achievement of EBITDA Per Share over a three-year period against pre-set cumulative EBITDA Per Share targets. The performance shares provide an opportunity for shares to be earned at the end of a three-year performance period if pre-established financial goals are met. These goals have been tailored to be difficult to achieve, so as to incentivize our NEOs to maximize their performance. We believe that the performance targets underlying our long-term equity incentive program are rigorous, and we have not disclosed current targets because their disclosure would allow our competitors to determine the EBITDA and pricing related to key programs, which would be competitively harmful to us. The EBITDA performance shares pay out in shares of our common stock shortly after the close of the three-year performance period. Payouts can range from 0% to 200% of the target number of performance shares awarded based on performance relative to the targets.
Dividends are not paid on unvested EBITDA performance shares but rather are paid if and when the underlying performance shares have been earned and vested. EBITDA performance shares vest upon the death or disability of the recipient at target, as well as upon involuntary termination of employment in connection with or within 24 months after a change in control as such term is defined in the Omnibus Plan.
Stock Options. A stock option is the right to purchase the Company’s common stock at a fixed price for a defined period of time. In 2020, the grant size of the stock options awarded to Mr. Schmitt was calculated generally by multiplying the target LTI economic value by the weighting assigned to the options component and dividing it by the value of a single option determined under the Black-Scholes methodology and based on assumptions used for recognizing expense in our financial statements contained in our Annual Report in accordance with U.S. generally accepted accounting principles (“GAAP”). For Mr. Schmitt’s 2020 option grant, the grant date fair value was $65.96 per share. The stock options granted to Mr. Schmitt in 2020:

•have a seven-year term;
•will vest and become exercisable ratably in annual installments on each anniversary of the grant date over a three-year period; and
•will vest and become exercisable upon the Company’s achievement of pre-established annual operating income goals within a three-year period.
2020 Option Vesting. The operating income performance condition attached to Mr. Schmitt’s 2020 Option award was not satisfied, and therefore, none of Mr. Schmitt’s 2020 option award will vest in 2021. The performance condition may be satisfied in 2022 or 2023 allowing for full vesting.
Retirement and Other Benefits
Our NEOs received the same retirement and other benefits as other employees at the Company. We choose to pay these benefits to meet the objective of having a competitive retirement and benefit package in the marketplace. Retirement benefits reward employees for saving for their retirement and for continued employment. Welfare benefits such as medical and life insurance reward continued employment.
All full-time Company employees, including the NEOs, are entitled to participate in the 401(k) retirement savings plan. Under that plan, for each pay period, the Company provides a $0.25 matching contribution for every dollar an employee elects to defer into the 401(k) plan, limited to elective deferrals up to 6% of the employee’s compensation for the pay period. The matching contribution is subject to the rules and regulations on maximum contributions by individuals under such a plan. Matching contributions to the NEOs for the fiscal year ended December 31, 2020 are reflected in the “401(k) Match” column of the All Other Compensation table on page 43 of this Proxy Statement.

Additionally, all full-time employees, including the NEOs, are eligible to participate in the 2005 Employee Stock Purchase Plan (the “ESPP”) upon enrolling in the ESPP during one of the established enrollment periods. Under the terms of the ESPP, eligible employees can purchase shares of the Company’s common stock through payroll deduction and lump sum contributions at a discounted price. The purchase price for such shares of common stock for each option period, as described in the ESPP, will be the lower of: (a) 90% of the closing market price on the first trading day of an option period (there are two option periods each year — January 1 to June 30 and July 1 to December 31) or; (b) 90% of the closing market price on the last trading day of the option period. Under the ESPP, no employee is permitted to purchase more than 2,000 shares of the Company’s common stock per option period or shares of common stock having a market value of more than $25,000 per calendar year, as calculated under the ESPP. Mr. Schmitt does not participate in the ESPP.
The NEOs are also eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all full-time employees. The Company does not have a supplemental executive retirement plan or one that provides for the deferral of compensation on a basis that is not tax-qualified.
Severance Arrangements
Our NEOs, including Mr. Schmitt, are covered by an executive severance and change in control plan (the “Severance Plan”), which became effective January 1, 2013, and was amended and restated May 24, 2018. The objectives of the Severance Plan are to enhance the attraction and retention of executive talent during corporate upheaval, enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change in control of the Company, and obtain important corporate protections upon terminations of employment. The plan is designed to reward executives for remaining employed when their prospects for continued employment following a change in control or other corporate upheaval may be uncertain. We chose to adopt the plan to protect shareholder value in such events by increasing the possibility of retaining an intact management team.

The severance benefits available to our NEOs under the Severance Plan are described in more detail under the Section entitled “Potential Payments upon Termination, Change of Control, Death or Disability” on pages 49-51 of this Proxy Statement and in the table set forth on pages 50-51 of that Section.
Effective June 30, 2020, Mr. Jewell’s employment with the Company ended and he was retained as a consultant to assist with our inorganic acquisition growth strategy. Upon his departure, Mr. Jewell received severance benefits in accordance with the terms of the Severance Plan. For a description of his severance benefits, see the Summary Compensation Table on page 42. In addition, the Committee agreed to allow Mr. Jewell to exercise his vested options until the earlier of termination of his consulting agreement or the original term of the option.
Tax and Accounting Implications
Accounting for Executive Compensation. The Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Committee designs the Company’s plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program. We account for stock-based compensation in accordance with GAAP. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award in accordance with ASC 718. We generally recognize stock-based compensation expense ratably over the vesting period of each award except as required otherwise by ASC 718.
Other Compensation and Governance Policies
Risk Management
Our incentive program rewards reasonable risk-taking, accomplished through both program design and Committee processes.
Program design features for NEOs that mitigate risk include the following:
•Balanced mix of pay including base salary (fixed compensation) and a balance of annual (cash) and long-term (equity) incentives;
•Capped short-term incentives;
•Short-term incentive goals tied to financial goals of corporate-level strategic plan;
•Annual equity-based incentive grants without backdating or repricing;
•Stock ownership guidelines applicable to senior executive officers, as described below;
•Prohibition on hedging and pledging Company stock, as described below; and
•A compensation recoupment or “clawback” policy, as described below.
Committee processes mitigating risk include:
•Overall administration of executive plans by the Committee;
•Reasonable short-term incentive goals;
•Financial performance objectives based upon budget objectives that are reviewed and approved by the Committee and the Board;
•Avoidance of steep payout cliffs;

•Ongoing and active discussion of the Committee with management regarding process on short-term and long-term goals; and
•Committee authority to pay less than the maximum short-term incentive amount after assessing the overall contribution and performance of the executive officers.
Other incentive programs either have similar characteristics or are small in amount.
Stock Ownership Guidelines
The Company has adopted executive stock ownership and retention guidelines (the “Ownership Guidelines”). These Ownership Guidelines are applicable to executive officers, including the NEOs. Our Ownership Guidelines are designed to increase executives’ equity stakes in the Company and to align executives’ interests more closely with those of shareholders. The Ownership Guidelines require covered executives to own, and hold during his or her tenure with the Company, shares of the Company’s common stock sufficient in number to satisfy the relevant amount specified below as a multiple of the executive’s annual base salary. Effective February 6, 2018, these Ownership Guidelines were amended to increase the ownership multiples applicable to the NEOs and other executive officers as reflected in the chart below:

Position	Value of Common Stock
Chief Executive Officer	6 times base salary
Presidents, COO, CFO, CCO, and CLO	3 times base salary
All other executive officers	2 times base salary
Until the executive achieves the applicable ownership level, he or she is required to retain 50% of the net number of shares of common stock acquired through Company-provided stock-based awards, the vesting of restricted stock awards, the delivery of shares in settlement of stock units or performance share awards, or the delivery of shares to the executive through any other incentive compensation arrangement. This retention requirement applies only to stock-based awards that are granted on or after January 1, 2013. No retention requirement applies under the Ownership Guidelines to shares acquired in excess of the requisite ownership level. Shares underlying unexercised stock options and unvested or unearned performance share awards or performance units do not count towards the stock ownership guidelines. The Ownership Guidelines allow unvested restricted stock to count towards the stock ownership guidelines.
Prohibition Against Hedging and Pledging
The Company’s Insider Trading Policy prohibits executive officers from engaging in any form of hedging transaction. In addition, the policy prohibits executive officers from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. The Company believes that these policies further align our executives’ interests with those of our shareholders.
Policy on Recoupment of Executive Compensation
The Company has adopted a discretionary incentive compensation clawback policy (the “Recoupment Policy”) that applies to its executive officers, including the NEOs, and certain other specified employees. In February 2020, the Company approved amendments to the Recoupment Policy that expanded its reach. This amended policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers in any of the circumstances listed below.
•A determination is made that the executive officer engaged in fraud, theft, misappropriation or embezzlement.
•A determination is made that the Company is required to file an accounting restatement with the SEC that resulted from either the intentional misconduct of the executive officer or, regardless of the existence of intentional misconduct, results in a material negative revision of a financial or operating measure that was used to determine incentive compensation.
•Any other material negative revision of a financial or operating measure within 36 months after such financial or operating measure served as the basis on which incentive compensation was awarded or paid to an executive officer.
•An error or calculation of an executive officer’s incentive compensation payout within 6 months after such erroneous amount is paid.
•Material violations of the Company’s Business Code of Conduct and Ethics that could reasonably lead to a material financial or reputational harm to the Company.
•The executive officer is terminated from employment by the Company due to a felony conviction or the failure to contest prosecution for a felony or, in the Committee’s determination, for such executive officer’s gross negligence, willful misconduct or dishonesty, any of which could reasonably lead to material financial or reputational harm to the Company.
•The executive officer’s failure to report or reckless failure to supervise his or her direct reports which in the Committee’s determination, resulted in such executive officer’s failure to detect, in each case, gross negligence, willful misconduct or dishonesty on the part of others, any of which could reasonably lead to material financial or reputational harm to the Company.
The Recoupment Policy allows the Company to recover incentive compensation awarded to the affected executive officers, including, but not limited to, bonuses, annual, periodic or long-term cash incentive compensation, stock-based awards and the Company stock acquired thereunder, and sale proceeds realized from the sale of Company stock acquired through stock-based awards. All actions taken and decisions made relating to the Recoupment Policy are in the Committee’s sole and absolute discretion.
Key Provisions of Stock Incentive Plan and Omnibus Plan
The Company’s Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) and Omnibus Plan incorporate certain terms and procedures that reflect the current compensation philosophy of the Company’s Compensation Committee. Specifically, both plans prohibit the re-pricing or cash-out of underwater stock options and SARs without prior shareholder approval. They also provide that the taking of certain permitted actions affecting outstanding awards in the event of a change in control of the Company will be conditioned upon the consummation of the transaction giving rise to the change in control and will not be taken with respect to any awards that are subject to the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) if the action would result in a violation of Section 409A. Finally, awards granted under the Stock Incentive Plan and Omnibus Plan are made subject to the Recoupment Policy on incentive compensation.
Compensation Committee Report on Executive Compensation
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Forward Air Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K filed with the SEC.

Submitted By:
R. Craig Carlock
C. Robert Campbell
C. John Langley
W. Gilbert West
The Compensation Committee of The Board of Directors

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the compensation earned in 2020, 2019 and 2018 by the NEOs.

Name and	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Principle Position
Thomas Schmitt	2020	850,000	—	1,593,750	531,250	204,000	21,911	3,200,911
President, CEO and	2019	800,000	—	—	—	472,640	60,081	1,332,721
Chairman	2018	249,231	413,000	1,606,500	1,684,660	317,997	92,521	4,363,909
Michael J. Morris	2020	471,000	—	500,000	—	84,780	12,667	1,068,447
CFO and Treasurer	2019	462,000	—	500,000	—	203,326	14,326	1,179,652
	2018	440,000	—	577,500	82,500	380,424	12,644	1,493,068
Scott E. Schara (5)	2020	166,667	153,000	220,000	—	30,000	45,815	615,482
Chief Commercial
Officer
Chris C. Ruble	2020	571,000	—	450,000	—	102,780	9,120	1,132,900
Chief Operating	2019	560,000	—	450,000	—	241,752	12,865	1,264,617
Officer	2018	533,000	—	577,500	82,500	450,638	11,250	1,654,888
Michael L. Hance	2020	413,000	—	330,000	—	74,340	10,320	827,660
Chief Legal Officer	2019	405,000	—	330,000	—	177,633	12,697	925,330
and Secretary	2018	389,000	20,000	577,500	82,500	336,329	11,250	1,416,579
Matthew J. Jewell	2020	293,285	—	375,000	—	37,650	682,353	1,388,288
Former Chief	2019	492,000	—	330,000	—	247,064	12,697	1,081,761
Commercial Officer	2018	478,000	—	577,500	82,500	514,627	10,694	1,663,321

(1)
Represents the aggregate grant date fair value of non-vested restricted share and performance share awards (and assuming achievement at target for such performance share awards). The fair values of these awards were determined in accordance with ASC 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2020 Table on page 44 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.

(2)
Represents the aggregate grant date fair value of stock option awards. The fair value of this award was determined in accordance with the ASC 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2020 Table on page 44 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.

(3)	Represents cash incentives earned under the 2020 Annual Cash Incentive Plan.
(4)	See the All Other Compensation Table below for additional information.
(5)	Mr. Schara joined the Company in August 2020 as our Chief Commercial Officer replacing Mr. Jewell who left the position effective June 30, 2020.

All Other Compensation Table
The following table shows the components of “all other compensation” earned in 2020 by the NEOs.

Name	401(k) Match ($)	Dividends Earned on Non-Vested Restricted Shares ($) (1)	Long-Term Disability Insurance ($) (2)	Other ($) (3)	Total ($)
Thomas Schmitt	4,275	16,790	846	—	21,911
Michael J. Morris	4,275	7,546	846	—	12,667
Scott E. Schara	—	783	277	44,755	45,815
Chris C. Ruble	1,206	7,068	846	—	9,120
Michael L. Hance	3,553	5,921	846	—	10,320
Matthew J. Jewell	4,275	3,974	423	673,681	682,353

(1)	Represents dividend payments during 2020 on all non-vested restricted shares held by the executive. These dividend payments are nonforteitable.
(2)	Represents premiums paid by the Company for long-term disability insurance for officers.
(3)	The amount for Mr. Schara includes relocation expenses of $31,570 and $13,185 in tax gross-up for relocation expense reimbursement. The amount for Mr. Jewell includes compensation received in his role as a consultant to the Company of $171,681 and severance in the amount of $502,000.

Grants of Plan-Based Awards for Fiscal 2020
In this table, we provide information concerning each grant of award made to an NEO in the most recently completed year. This includes the awards under the Company’s Annual Cash Incentive Plan, as well as performance share awards, restricted stock awards and stock option awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Shares to be Issued Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Thres-hold	Target	Maxi-mum	Thres-hold	Target	Maxi-mum
Name	Award Type	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(3)	(4)
Thomas Schmitt	Annual Cash Incentive Plan		170,000	850,000	1,564,000
	Performance Shares (5)	2/4/2020				3,656	7,311	14,622				531,250
	Performance Shares (6)	2/4/2020				2,014	8,054	16,108				531,250
	Restricted Stock	2/4/2020							8,054			531,250
	Stock Options	2/4/2020								35,918	65.96	531,250
Michael J. Morris	Annual Cash Incentive Plan		70,650	353,250	649,980
	Performance Shares (5)	2/4/2020				860	1,720	3,440				125,000
	Performance Shares (6)	2/4/2020				474	1,895	3,790				125,000
	Restricted Stock	2/4/2020							3,790			250,000
Scott E. Schara	Annual Cash Incentive Plan		75,000	375,000	690,000
	Restricted Stock	8/31/2020							3,729			220,000
Chris C. Ruble	Annul Cash Incentive Plan		85,650	428,250	787,980
	Performance Shares (5)	2/4/2020				774	1,548	3,096				112,500
	Performance Shares (6)	2/4/2020				427	1,706	3,412				112,500
	Restricted Stock	2/4/2020							3,411			225,000
Michael L. Hance	Annual Cash Incentive Plan		61,950	309,750	569,940
	Performance Shares (5)	2/4/2020				568	1,135	2,270				82,500
	Performance Shares (6)	2/4/2020				313	1,251	2,502				82,500
	Restricted Stock	2/4/2020							2,502			165,000
Matthew J. Jewell	Annual Cash Incentive Plan		75,300	376,500	692,760
	Performance Shares (5)	2/4/2020				645	1,290	2,580				93,750
	Performance Shares (6)	2/4/2020				355	1,421	2,842				93,750
	Restricted Stock	2/4/2020							2,843			187,500

(1)	Amounts included in the table above represent the threshold (which we refer to as “downside”), target and maximum potential payout levels related to both the corporate and individual objectives for the fiscal year 2020 under the Company’s Annual Cash Plan. The awards also provide for low and stretch potential payout levels as described under “Key Elements of Executive Compensation Program – Annual Cash Incentive Awards” in the Compensation Discussion and Analysis. The payment for these awards have already been determined and were paid in January 2021 to the NEOs and disclosed in the Summary Compensation Table.
(2)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(3)
Stock options vest equally over a three-year period from the date of grant, and options granted to our CEO vest upon the achievement of pre-established annual operating income goals within a three-year period.

(4)
In accordance with the provisions of the Omnibus Plan, the exercise price of stock option grants is set using the closing market price on the day of grant. In the event there is no public trading of the Company’s common stock on the date of stock option grant, the exercise price will be the closing price on the most recent, prior date that the Company’s common stock was traded.

(5)
The performance shares vest two-and-a-half months after the last day of the three-year performance period. The number of shares earned are based on the TSR of the Company’s common stock compared to the TSR of a peer group. See pages 34-36 of this Proxy Statement for additional information.

(6)	The performance shares vest two-and-a-half months after the last day of the three-year performance period. The number of shares earned are based on the EBITDA Per Share compared to a pre-determined EBITDA Per Share target. See pages 34-36 of this Proxy Statement for additional information.

Outstanding Equity Awards at Fiscal Year-End
The following table shows information about outstanding equity awards at December 31, 2020.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested
Name									(3) ($)
Thomas Schmitt	66,667	33,333	64.26	9/1/2018	9/1/2025
	—	35,918	65.96	2/4/2020	2/4/2027
						—	—	31,752	2,439,824
Michael J. Morris	3,535	1,768	58.40	2/5/2018	2/5/2025
						—	—	16,220	1,246,345
Scott E. Schara	—	—	—			—	—	3,729	286,536

Chris C. Ruble	—	1,768	58.40	2/5/2018	2/5/2025
						—	—	13,901	1,068,153
Michael L. Hance	8,379	—	43.67	2/8/2016	2/8/2023
	9,098	—	47.82	2/6/2017	2/6/2024
	3,535	1,768	58.40	2/5/2018	2/5/2025
						—	—	11,537	886,503
Matthew J. Jewell	—	—	—			—	—	—	—

(1)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(2)
The amounts shown represent restricted stock and performance share awards granted under the Omnibus Plan. The performance shares vest two-and-a-half months after the last day of three-year performance periods that end December 31, 2020, December 31, 2021, and December 31, 2022. The number of shares earned is based on either (a) the TSR of the Company’s common stock compared to the TSR of a determined peer group or (b) the EBITDA Per Share compared to a pre-determined EBITDA Per Share target. See pages 34-36 of this Proxy Statement for additional information. Shares presented represent the award at the target amount. The actual amounts that will be earned are dependent upon the achievement of pre-established performance goals during the respective performance cycles. Each grant of restricted stock vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.

(3)	The market value of the awards that have not vested is based on the closing price of the Company’s common stock on Nasdaq on December 31, 2020, which was $76.84.

Option Exercises and Stock Vested
The following table shows information about options exercised or shares acquired on vesting during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1) (2)
Thomas Schmitt	—	—	8,333	498,480
Michael J. Morris	9,098	237,741	11,626	625,961
Chris C. Ruble	4,800	107,217	11,497	617,452
Michael L. Hance	11,855	258,015	11,188	597,070
Matthew J. Jewell	36,207	341,456	11,188	597,070

(1) The value realized upon exercise or vesting is based on the market price on the date of exercise or vesting.
(2) Shares withheld for income tax purposes related to stock vested were as follows: Mr. Schmitt - 2,508 shares, Mr. Morris - 3,560 shares, Mr. Ruble - 3,511 shares, Mr. Hance - 2,790 shares and Mr. Jewell - 3,424.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2020 with respect to shares of our Common Stock that may be issued under the following existing equity compensation plans: the Stock Incentive Plan, the Omnibus Plan, the Non-Employee Director Stock Option Plan (the “NED Plan”), the 2000 Non-Employee Director Award (the “2000 NED Award”), the ESPP and the Amended Plan. Our shareholders have approved each of these plans.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise or Vesting of Outstanding/Unvested Shares, Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved By Shareholders	682,667	55.79	1,392,274
Equity Compensation Plans Not Approved By Shareholders	—	—	—
Total	682,667	55.79	1,392,274

(1)	Excludes purchase rights accruing under the ESPP, which has an original shareholder-approved reserve of 500,000 shares. Under the ESPP, each eligible employee may purchase up to 2,000 shares of common stock at semi-annual intervals each year at a purchase price per share equal to 90% of the lower fair market value of the common stock at the close of the (i) the first closing day of an option period or (ii) the last trading day of an option period.
(2)	Includes shares available for future issuance under the ESPP. As of December 31, 2020, an aggregate of 335,479 shares were available for issuance under the ESPP.
Employment Agreement with Thomas Schmitt
On June 6, 2018, the Company entered into an employment agreement with Mr. Schmitt (for purposes of this section, the “employment agreement”). Under the employment agreement, Mr. Schmitt’s compensation will consist of an initial base salary of $800,000 and an annual target bonus set at 100% of base salary, with a maximum possible bonus of 200% of base salary. Mr. Schmitt received a signing bonus of $413,000 (which was subject to increase if the effective date occurs after September 1, 2018) and 25,000 restricted shares of Company common stock, which will vest equally on each of the first, second and third anniversaries of the grant date. In addition, the Company will grant Mr. Schmitt options to purchase up to 100,000 shares of Company common stock which options will have an exercise price equal to the closing stock price of the Company’s common stock on the grant date and will vest on each of the first, second, and third anniversaries of the grant date.
Pursuant to the employment agreement, in February 2020, Mr. Schmitt received an additional equity grant valued at approximately $1.4 million at the time of the grant which grant was designed similarly to the design used for other executive employees of the Company. Following 2020, Mr. Schmitt shall continue to participate in the Company’s employee incentive programs, as administered by the Compensation Committee of the Board.
In addition to the employment agreement, Mr. Schmitt entered into the Company’s Restrictive Covenants Agreement and will participate in the Executive Severance Plan. Mr. Schmitt’s entitlement to termination benefits, if any, and his continuing obligations to the Company following any termination will be determined by the Executive Severance Plan and the Restrictive Covenants Agreement.
The Company does not have employment agreements with any of its other NEOs, but each NEO is a participant in the Severance Plan, which is discussed in greater detail on pages 49-51 of this Proxy Statement under a Section entitled “Potential Payments upon Termination, Change of Control, Death or Disability.”
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Schmitt, our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In 2020, to identify the median employee as well as to determine the annual total compensation of our median employee, we took the following steps:
•We determined that as of December 31, 2020, our employee population consisted of 5,518 individuals (including full-time and part-time employees, other than our CEO) working at our parent company and consolidated subsidiaries in the United States and Canada. Of these individuals, 20 employees were located in Canada. As permitted by SEC rules, we excluded the Canadian employees, who represented 0.36% of our employee population. We then identified our “median employee” based on our United States employee population of 5,498.

•We identified the “median employee” by examining 2020 total cash compensation. For purposes of determining total cash compensation, we included base salary, incentive compensation, 401(k) match and overtime pay, as reflected in our payroll records. As permitted by SEC rules, we annualized the total cash compensation of all individuals who were employed as of December 31, 2020.

•We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.
For 2020, our last completed fiscal year:
•The annual total compensation of our median employee was $40,270; and

•Mr. Schmitt’s total annual compensation, as set forth in the Summary Compensation Table, was $3,200,911.

Based on this information, for 2020, the ratio of the annual total compensation of our CEO, to the total compensation of the median employee was 79.6 to 1. As previously disclosed, Mr. Schmitt did not receive an equity grant in 2019 given that he received an equity grant upon his appointment as CEO in September 2018. It was expected that Mr. Schmitt’s 2020 compensation would include an equity grant commiserate with his role as our CEO and therefore be meaningfully greater than his compensation in 2019. As such, the ratio of the annual total compensation of our CEO, to the total compensation of the median employee was significantly higher in 2020.

Potential Payments Upon Termination, Change of Control, Death or Disability
Under the Severance Plan, which is applicable to selected employees of the Company, including Mr. Schmitt and the NEOs, each participant would receive severance benefits in the event his or her employment is terminated in certain circumstances. Under the Severance Plan, a participant would receive severance benefits if his or her employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as those terms are defined in the Severance Plan) or in the event the participant voluntarily terminates his or her employment for “good reason” (as defined in the Severance Plan). The circumstances that permit a participant to terminate employment for good reason and receive severance benefits after a change in control differ from the more limited circumstances that permit a termination of employment for good reason prior to or absent a change in control. Generally, eligible participants would be entitled to the severance benefits included in the chart below upon an involuntary termination of their employment, in addition to any accrued obligations (such as unpaid salary through the termination date) and vested amounts to which they may be entitled under the Company’s benefit plans:

General Severance Upon Involuntary Termination Absent a Change in Control		Severance Upon Involuntary Termination as of or Within Two Years After a Change in Control
■	a lump sum severance payment in an amount equal to one year of the participant’s annualized base salary	■	a pro-rata target annual incentive amount for the fiscal year in which the termination occurs, reduced by the amount of any annual incentive previously paid to the participant for such fiscal year

■	a pro-rata annual incentive for the fiscal year in which the termination occurs based on actual performance results, reduced by the amount of any annual incentive previously paid to the participant for such fiscal year	■	an amount equal to two times the sum of the participants annual base salary and target annual incentive amount

■
a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months
		■	a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 24 months which they were issued

■	access to up to $20,000 of employer-paid outplacement services for 12 months following termination	■	access to up to $20,000 of employer-paid outplacement services for 12 months following termination

A condition in the Severance Plan is the execution of the Participation and Restrictive Covenants Agreement, which contains a non-competition and non-solicitation agreement with respect to the Company’s employees and customers for twelve months following the termination of employment. In addition, any severance benefits payable under the Severance Plan are subject to the execution by the participant of a general release of claims against the Company and certain affiliated persons and entities. The Severance Plan does not provide for any tax gross-up payments to participants. Payments and benefits under the Severance Plan are subject to recovery under any clawback, recovery or recoupment policy.

In addition to the benefits available under the Severance Plan, all of the NEOs are eligible to receive certain other benefits in the event of specific termination of employment, including as a consequence of a change in control. Under the Company’s Annual Incentive Plan, any unpaid incentive amounts previously earned under this plan would be payable to any NEO terminated without cause. Under the Stock Incentive Plan, any non-vested restricted shares, options or other forms of equity-based compensation granted prior to 2016 will vest upon a “Change in Control.” Beginning with long-term incentive grants made in 2016 made pursuant to either the Stock Incentive Plan or Omnibus Plan, vesting of such awards upon a change in control is double-trigger (i.e., not accelerated unless the awards are not assumed or converted by the acquirer or in the event there is an involuntary termination of employment in connection with or within 24 months after the change in control).

The following table shows the estimated benefits payable to each NEO in the event of termination of employment or change of control of the Company. The amounts shown assume that a termination of employment or a change of control occurs on December 31, 2020. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Involuntary Termination Without Cause ($)	Death and Disability ($)	Change in Control ($)
Thomas Schmitt
Severance (1)	850,000	—	3,400,000
Annual Incentive (2)	204,000	204,000	204,000
Accelerated Vesting of Equity (3)	—	2,426,184	3,249,941
Insurance Benefits (4)	12,994	—	25,987
Placement Services (5)	20,000	—	20,000
Total	1,086,994	2,630,184	6,899,928
Michael J. Morris
Severance (1)	471,000	—	1,648,500
Annual Incentive (2)	84,780	84,780	84,780
Accelerated Vesting of Equity (3)	—	950,587	1,278,947
Insurance Benefits (4)	17,477	—	34,955
Placement Services (5)	20,000	—	20,000
Total	593,257	1,035,367	3,067,182
Scott E. Schara
Severance (1)	500,000	—	1,750,000
Annual Incentive (2)	30,000	30,000	30,000
Accelerated Vesting of Equity (3)	—	286,536	286,536
Insurance Benefits (4)	12,469	—	24,938
Placement Services (5)	20,000	—	20,000
Total	562,469	316,536	2,111,474
Chris C. Ruble
Severance (1)	571,000	—	1,998,500
Annual Incentive (2)	102,780	102,780	102,780
Accelerated Vesting of Equity (3)	—	880,622	1,173,138
Insurance Benefits (4)	7,131	—	14,262
Placement Services (5)	20,000	—	20,000
Total	700,911	983,402	3,308,680
Michael L. Hance
Severance (1)	413,000	—	1,445,500
Annual Incentive (2)	74,340	74,340	74,340
Accelerated Vesting of Equity (3)	—	712,673	919,105
Insurance Benefits (4)	17,475	—	34,949
Placement Services (5)	20,000	—	20,000
Total	524,815	787,013	2,493,894
Matthew J. Jewell
Severance (1)	502,000	—	—
Annual Incentive (2)	37,650	—	—
Accelerated Vesting of Equity (3)	—	—	—
Insurance Benefits (4)	17,477	—	—
Placement Services (5)	20,000	—	—
Total	577,127	—	—

(1)    Severance includes: (a) base salary for one year if involuntary terminated without cause, or base salary for two years if terminated within two years following a Change in Control, and (b) in the event of termination within two years following a Change in Control, payment in the amount of two times the target annual incentive amount determined as of the termination date. Mr. Jewell departed the Company effective June 30, 2020, and he received a severance payment as set forth in the table.
(2)    Annual Incentive includes: (a) target annual incentive if involuntary terminated without cause, death or disability, and (b) target annual incentive if terminated within two years following a Change in Control.
(3)    In the event of termination due to death or disability, the amount includes (a) the unvested restricted shares valued at the market price of our common stock on December 31, 2020 ($76.84), (b) the unvested stock option awards multiplied by the excess, if any, of the market price of our common stock on December 31, 2020 ($76.84) over the exercise price, and (c) the unvested performance shares, calculated as the target number of performance shares specified in each grant multiplied by the percentage of months of service completed in the full performance period, multiplied by the market price of our common stock on December 31, 2020 ($76.84). In the event of termination due to a Change in Control, the amount includes (i) the unvested restricted shares valued at the market price of our common stock on December 31, 2020 ($76.84), (ii) the unvested stock option awards multiplied by the excess, if any, of the market price of our common stock on December 31, 2020 ($76.84) over the exercise price, and (iii) the greater of (x) 100% of the target number of unvested performance shares specified on the grant notice or (y) the number of performance shares that otherwise would have become vested as of the vesting date, based on the TSR multiplier or EBITDA Per Share performance factor attained as of the date of termination, shall become vested performance shares valued at the market price of our common stock on December 31, 2020 ($76.84). For purposes of calculating the Change in Control amount, we assume that 100% of the target number of unvested performance shares is greater than the number of shares that would have become vested based on the TSR multiplier or EBITDA Per Share performance factor as of the date of termination.
(4)    Participants are entitled to a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months if the termination date is prior to or absent a Change in Control, or by 24 months if the termination date is on or within two years following a Change in Control.
(5)    Participants are entitled to access up to $20,000 of employer-paid outplacement services for 12 months following termination.

Audit Committee Report
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2020 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee’s function is more fully described in its charter, which is available through the Investors - Governance link on the Company’s website, www.forwardaircorp.com.
The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence under Nasdaq’s listing standards for audit committee members and has determined that each member of the Audit Committee meets that standard.
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.
The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process and the firm’s audit of the Company’s system of internal controls over financial reporting.
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2020 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standard No. 1301, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company and received Ernst & Young LLP’s written disclosures and letter pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered the compatibility of the non-audit services with maintaining Ernst & Young LLP’s independence. Ernst & Young LLP has served as the Company’s independent registered public accountant since 1991, and Ernst & Young LLP’s current lead audit partner was selected in 2017.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

G. Michael Lynch, Chair
Ana B. Amicarella
Valerie A. Bonebrake
Laurie A. Tucker
The Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.
Independent Registered Public Accounting Firm
The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2020 fiscal year, subject to ratification of the appointment by the shareholders of the Company. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2020 and 2019 were as follows:

	2020 ($)	2019 ($)
Audit Fees (1)	2,675,000	2,330,000
Audit Related Fees (2)	—	—
Tax Fees (2)	631,986	452,629
All Other Fees (2)	—	—

(1)
Includes fees and expenses related to the audit and interim reviews of the Company’s consolidated financial statements and the audit of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.
Pre-Approval Policies and Procedures
The Audit Committee adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged. During 2020 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.
In February 2019, the Audit Committee delegated to the Chair of the Audit Committee the authority to pre-approve all services presented by the independent registered public accounting firm up to $50,000.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2021 fiscal year. As in the past, the Board has determined that it is in the best interest of the Company and its shareholders to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm for the 2021 fiscal year.
A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to questions.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal.
Recommendation of the Board
The Board believes the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year is in the best interest of the Company’s shareholders and recommends that shareholders vote “FOR” ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year.
PROPOSAL 3 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Introduction
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) which enacted Section 14A of the Exchange Act, requires us to provide our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs.
The Company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the Chief Executive Officer and the other NEOs.
We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2020 compensation of our NEOs.
We are asking you to vote on the adoption of the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion above is hereby APPROVED.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal.
Recommendation of the Board
The Board recommends a vote “FOR” approval, on a non-binding, advisory basis, of the compensation of the NEOs.

OTHER MATTERS
Additional Meeting Matters
The Board knows of no additional matters that may come before the meeting other than those referred to in this Proxy Statement; however, if any additional matters should properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.
Delinquent Section 16(a) Reports
Section l6(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, Nasdaq and the Company. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our directors and NEOs, we believe that the following persons filed late Section 16 reports during 2021: Mr. Allen filed a late Form 4 on June 15, 2020; Ms. Bonebrake filed a late Form 4 on June 15, 2020; Mr. Mitchin filed a late Form 4 on April 1, 2020; and Mr. Schmitt filed a late Form 4 on September 11, 2020. Additionally, Mr. Lynch did not report one transaction in which he sold 1,997 shares. Such transaction was subsequently reported on a Form 5 that was filed on January 22, 2021.
Shareholder Proposals for the 2022 Annual Meeting of Shareholders
Any proposal intended to be presented for action at the 2022 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than December 10, 2021 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2022 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.

For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2022 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company between January 19, 2022 and February 18, 2022 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to February 19, 2022, proxies solicited by the Board in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the Annual Meeting.
Any shareholder proposal must also meet all other requirements contained in our Bylaws.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2021 Annual Meeting of Shareholders, Proxy Statement and 2020 Annual Report may have been sent to multiple shareholders in your household, unless the Company has received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of 2021 Annual Meeting of Shareholders, Proxy Statement and 2020 Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.

Shareholder Communications
Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board, a Board committee or such individual director or directors, c/o Secretary, Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s Chief Legal Officer will open all shareholder communication for the sole purpose of determining whether the contents represent correspondence to any member of the Board or any group or committee of directors. Any shareholder communication that is not in the nature of advertising, promotions of product or service, or patently offensive material will be forwarded promptly to the member(s) of the Board to whom the shareholder communication is addressed. In the case of any shareholder communication to the Board or any group or committee of directors, the Chief Legal Officer’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the virtual meeting and desire to vote by ballot, you may do so even though you have previously sent a proxy.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available, free of charge, upon written request. Requests should be made in writing to Michael L. Hance, Secretary of the Company, at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, through the Investors — SEC Filings link on the Company’s website, www.forwardaircorp.com, as soon as reasonably practical after filing. The Company’s website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.
By Order of the Board of Directors,

Greeneville, Tennessee April 9, 2021	Michael L. Hance Chief Legal Officer and Secretary

FORWARD AIR CORPORATION
ATTN: LEGAL DEPARTMENT
1915 SNAPPS FERRY ROAD, BUILDING N
GREENEVILLE, TN 37745

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 18, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.cesonlineservices.com/fwrd21_vm**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 18, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D40839-P50593

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORWARD AIR CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ronald W. Allen
02) Ana B. Amicarella
03) Valerie A. Bonebrake
04) C. Robert Campbell
05) R. Craig Carlock
06) G. Michael Lynch
07) George S. Mayes, Jr.
08) Chitra Nayak
09) Scott M. Niswonger
10) Javier Polit
11) Richard H. Roberts
12) Thomas Schmitt
13) Laurie A. Tucker

The Board of Directors recommends you vote FOR proposals 2 and 3.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10K Wrap are available at www.proxyvote.com.

D40840-P50593

PROXY
FORWARD AIR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FORWARD AIR CORPORATION

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Thomas Schmitt and R. Craig Carlock, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2021 Annual Meeting of Shareholders to be held on May 19, 2021, at 8:30 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation, will be presented at the meeting and on other matters, which may properly come before the 2021 Annual Meeting and any adjournments thereof.

You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote these shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all of the director nominees, and "FOR" Proposals 2 and 3.

Continued and to be signed on reverse side